ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                             ITHACA INDUSTRIES, INC.


                                       AND


                            GLENDALE HOSIERY COMPANY



                           DATED AS OF MARCH 13, 1998






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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1. Transfer of Assets and Liabilities........................................2
   1.1          Assets to be Sold............................................2
   1.2          Excluded Assets..............................................4
   1.3          Liabilities to be Assumed....................................4
   1.4          Liabilities Not Assumed......................................5

2. The Closing...............................................................7
   2.1          Closing; Closing Date........................................7

3. Consideration and Payment.................................................7
   3.1          Payment on the Closing Date..................................7
   3.2          Closing Net Worth............................................9
   3.3          Allocation..................................................11

4. Representations and Warranties of the Seller.............................12
   4.1          Due Incorporation and Qualification.........................12
   4.2          Subsidiaries and Investments................................13
   4.3          Authority to Execute and Perform Agreements.................13
   4.4          Non-contravention...........................................13
   4.5          Articles of Incorporation and By-laws.......................14
   4.6          Financial Statements........................................15
   4.7          No Material Adverse Change or Undisclosed Liabilities.......16
   4.8          Tax Matters.................................................16
   4.9          Compliance with Laws........................................17
   4.10         Litigation..................................................18
   4.11         Employees and Employee Benefit Plans........................19
   4.12         Agreements..................................................20
   4.13         Real Estate.................................................22
   4.14         Accounts Receivable.........................................30
   4.15         Inventory...................................................30
   4.16         Accounts Payable............................................31
   4.17         Tangible Property...........................................31
   4.18         Intangible Property.........................................32
   4.19         Ownership and Adequacy of Assets............................35
   4.20         Suppliers and Customers.....................................36
   4.21         Employee Benefit Plans......................................36
   4.22         Insurance...................................................39
   4.23         Officers, Directors and Employees...........................40
   4.24         Operation of the Business...................................41


                                        i

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                                                                           Page
                                                                           ----
   4.25         Full Disclosure.............................................44
   4.26         No Broker...................................................45
   4.27         Environmental Matters.......................................45

5. Representations and Warranties of the Buyer..............................48
   5.1          Due Incorporation and Qualification.........................48
   5.2          Authority to Execute and Perform Agreements.................49
   5.3          Non-contravention...........................................49
   5.4          No Broker...................................................50
   5.5          Ithaca Common Stock.........................................50
   5.6          Capitalization..............................................50
   5.7          SEC Reports.................................................51
   5.8          Absence of Material Adverse Change..........................51

6. Covenants and Agreements.................................................52
   6.1          Conduct of Business.........................................52
   6.2          Insurance...................................................52
   6.3          Preservation of Business....................................52
   6.4          Litigation..................................................52
   6.5          Continued Effectiveness of Representations and Warranties
                of the Seller...............................................53
   6.6          Corporate Examinations and Investigations;
                Confidentiality.............................................53
   6.7          Other Transactions..........................................54
   6.8          Premerger Notification......................................55
   6.9          Third Party Consents........................................55
   6.10         Environmental Transfer Laws.................................56
   6.11         Title Report and Survey.....................................57
   6.12         Change and Use of the Seller's Name.........................57
   6.13         Employment Status...........................................57
   6.14         Employment and Bonus Plan...................................58

7. Conditions Precedent to the Obligations of the Buyer.....................58
   7.1          Representations and Covenants of the Seller.................59
   7.2          Assumption by Shareholders..................................59
   7.3          Hart-Scott-Rodino...........................................59
   7.4          Governmental Permits and Approvals..........................60
   7.5          Consents....................................................60
   7.6          No Material Adverse Change..................................60
   7.7          Litigation..................................................60
   7.8          Opinion of Counsel to the Seller............................61
   7.9          Additional Closing Documents of the Seller..................61
   7.10         Title Insurance.............................................63

                                       ii

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                                                                           Page
                                                                           ----
   7.11         Survey......................................................63
   7.12         Estoppel Certificates.......................................64
   7.13         Environmental Audit.........................................66
   7.14         Employment Agreements.......................................66
   7.15         Existing Liens..............................................66
   7.16         Completion of Financing.....................................66

8. Conditions Precedent to the Obligation of the Seller.....................66
   8.1          Representations and Covenants of the Buyer..................67
   8.2          Hart-Scott-Rodino...........................................67
   8.3          Governmental Permits and Approvals..........................67
   8.4          Litigation..................................................67
   8.5          Opinion of Counsel to the Buyer.............................67
   8.6          Additional Closing Documents of the Buyer...................68

9. Post-Closing Covenants and Agreements....................................68
   9.1          Audit of Seller.............................................68
   9.2          Expenses of Sale............................................69
   9.3          Indemnification of Brokerage................................69
   9.4          Bulk Sales Laws.............................................69
   9.5          Collection of Receivables...................................70
   9.6          Mail........................................................70
   9.7          Further Assurances..........................................70
   9.8          Non-Competition Covenant of the Seller......................71
   9.9          Corporate Records...........................................72

10.Survival of Representations and Warranties of the Seller.................72

11.Indemnification..........................................................74
   11.1         Obligation of the Seller to Indemnify.......................74
   11.2         Obligation of the Buyer to Indemnify........................75
   11.3         Notice to Indemnifying Party................................76
   11.4         Limitation on Indemnification...............................78

12.Indemnification by the Seller for Environmental Actions and
   Environmental Compliance Costs...........................................79
   12.1         Obligation of the Seller to Indemnify.......................79
   12.2         Procedure for Indemnification for Environmental
                Liabilities.................................................81

13.Termination of Agreement.................................................82

                                       iii

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                                                                           Page
                                                                           ----
14.Miscellaneous............................................................84
   14.1         Certain Definitions.........................................84
   14.2         Publicity...................................................88
   14.3         Notices.....................................................89
   14.4         Entire Agreement............................................90
   14.5         Waivers and Amendments......................................90
   14.6         Governing Law...............................................91
   14.7         Binding Effect; No Assignment...............................91
   14.8         Variations in Pronouns......................................91
   14.9         Counterparts................................................92
   14.10        Exhibits and Schedules......................................92
   14.11        Headings....................................................92
   14.12        No Third Party Rights.......................................92
   14.13        Specific Performance........................................92

                                       iv

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EXHIBITS

A                Form of Promissory Note
B-1              Form of Employment Agreement of Brian F. Slagle
B-2              Form of Employment Agreement of Glenn "Buzz" Floyd
B-3              Form of Employment Agreement of Wiley L. Brown
C                Form of Hosiery Division Incentive Bonus Plan
D                Form of Shareholder Assumption
E                Form of Opinion of Counsel to the Seller
F                Form of Bill of Sale and Assignment
G                Form of Trademark Assignment
H                Form of Patent Assignment
I                Form of Real Property Lease Assignment and Assumption Agreement
J                Form of Opinion of Counsel to the Buyer
K                Form of Assumption of Liabilities


SCHEDULES

1.1(c)           Assumed Contracts and Other Agreements
1.2              Excluded Assets
1.3(b)           Assumed Liabilities
3.3              Allocation
4.1              Jurisdictions of Incorporation
4.2              Subsidiaries and Investments
4.4              Non-contravention
4.9              Compliance with Laws
4.10             Litigation
4.11             Employment Matters
4.12             Agreements
4.13.1(a)        Owned Real Property
4.13.1(b)        Interests Affecting Owned Real Property
4.13.2(a)        Real Property Leases
4.13.2(b)        Interests Affecting Leased Real Property
4.13.4           Space Leases
4.13.5           Options to Purchase Real Estate
4.13.7           Loan Documents
4.13.11          Real Property Taxes
4.18             Intangible Property
4.19             Permitted Liens
4.20             Suppliers and Customers
4.21.1           Benefit Plans
4.21.3           Administration of Benefit Plans
4.21.5           Welfare Plans

                                        v

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4.22             Insurance
4.23             Officers, Directors and Employees
4.24             Operation of the Business
4.27             Environmental Matters
4.27(b)          Environmental Permits
4.27(i)          Hazardous Substance Locations
5.1              Jurisdictions of Incorporation
5.3              Non-contravention

                            ASSET PURCHASE AGREEMENT
                            ------------------------


                  ASSET PURCHASE AGREEMENT, dated as of March 13, 1998 (this "AGREEMENT"), by and among Ithaca Industries, Inc., a Delaware corporation (the "BUYER"), and Glendale Hosiery Company, a North Carolina corporation (the "SELLER").

                              W I T N E S S E T H :

                  WHEREAS, the Seller owns and engages in the business of manufacturing, marketing and distributing women's hosiery (the "BUSINESS") and owns or leases the assets and properties relating thereto;

                  WHEREAS, the Buyer wishes to purchase and acquire from the Seller and the Seller wishes to sell, assign and transfer to the Buyer, all of the Assets (as defined in Section 1.1) and the Business for the Purchase Price (as defined in Section 3) and the assumption by the Buyer of the Assumed Liabilities (as defined in Section 1.3) and upon the terms and subject to the conditions hereinafter set forth;

                  WHEREAS, concurrently with the execution of this Agreement, the Buyer and certain employees of the Seller are entering into the Employment Agreements (as defined in Section 6.14) and a Bonus Plan (as defined in Section 6.14); and

                  WHEREAS, the Seller and all of its shareholders have approved this Agreement and the Seller has determined that it is in the best interest of the Seller and

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                                                                               2

its shareholders that the Seller sell the Assets and the Business to the Buyer, in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities, all upon the terms and conditions and subject to the provisions of this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and other mutual benefits to be derived hereby, the parties hereto agree as follows:

                  1. TRANSFER OF ASSETS AND LIABILITIES.

                           1.1 ASSETS TO BE SOLD. Subject to the terms and
conditions of this Agreement and in consideration of the payment of the Purchase Price and assumption of the Assumed Liabilities, at the Closing (as defined in Section 2.1), the Seller shall sell, assign, transfer and convey to the Buyer, free and clear of all Liens (as defined in Section 14.1(k)) except Liens securing Assumed Liabilities, all the assets, properties and rights of the Seller of every type and description, whether currently idle or in use, real, personal or mixed, tangible or intangible, choate or inchoate, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of the Seller or specifically referred to in this Agreement, except Excluded Assets (as defined in Section 1.2) (all of such assets, properties and rights, collectively, the "ASSETS"), including, without limitation, all of the Seller's right, title and interest in and to the following:

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                                                                               3

                                    (a) all assets of the Seller, including,
without limitation, all Owned Real Property (as defined in Section 4.13.1) and Leased Real Property (as defined in Section 4.13.2) and all machinery, equipment (excluding equipment on loan from vendors), fixtures, furniture and other personalty located therein or thereon or attached thereto (the "OPERATING ASSETS");

                                    (b) all intangible assets, interests and
rights related to the Operating Assets or the Business, including, without limitation, all names, trade names, trademarks, service marks, patents, copyrights (including applications for, rights to acquire and other rights with respect to any of the foregoing), Trade Secrets (as defined in Section 4.18.2) and other intellectual property held or used by the Seller, including, without limitation, the intellectual property set forth on Schedule 4.18, all advertising, sales and promotional materials, catalogues, price lists, mailing lists, lists of customers, lists of suppliers, distribution lists, production data, licenses, technology, know-how, franchises, Permits (as defined in Section 4.9), authorizations, procedures and documentation;

                                    (c) those contracts and agreements of the
Seller set forth on Schedule 1.1(c), all Real Property Leases (as defined in
Section 4.13.2) and all Space Leases (as defined in Section 4.13.4);

                                    (d) all of the books, records and files of
the Seller or pertaining to the Business, including, without limitation, all computerized records and other computerized storage media and all software and user manuals and documentation relating thereto;

                                    (e) all accounts receivable, motor vehicles,
inventories of raw materials, work in process, finished products, irregular goods, goods and parts, office and other supplies, rights under open orders for the purchase or sale of assets, customer orders, prepayments of every kind, security deposits and other deposits of every kind, in each case used in or related to the Business, and all insurance proceeds relating to any of the Assets;

                                    (f) the goodwill of the Seller;

                                    (g) all of the other assets, tangible and
intangible, of the Business listed or reflected on the Interim Balance Sheet (as defined in Section 4.6.2) as it may be adjusted to reflect ordinary course of business activities between the Interim Balance Sheet Date (as defined in Section 4.6.2) and the Closing Date; and

                                    (h) all assets used in or relating to the
Business.

                           1.2 EXCLUDED ASSETS. The Seller will retain and not
transfer, and the Buyer will not purchase or acquire, the assets listed on
Schedule 1.2 (collectively, the "EXCLUDED ASSETS").

                           1.3 LIABILITIES TO BE ASSUMED. Effective as of the
Closing, the Buyer shall, without any further responsibility or liability of or recourse to the Seller or its shareholders, directors, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and be solely liable and responsible for the following liabilities and obligations

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                                                                               5

of the Seller, but in all events excluding the Excluded Liabilities (as defined in Section 1.4), to the extent existing on the Closing Date (the "ASSUMED LIABILITIES"):

                                    (a) all liabilities (including not more than
$9,000,000 of liabilities under the Bank Credit Agreement (as defined in Section 14.1(b))) of the Seller reflected on the Interim Balance Sheet, or incurred in the ordinary course of business since the Interim Balance Sheet Date and through and including the Closing Date, but in no event in excess of the amount accrued on the balance sheet of the Seller as of the Closing Date as finally determined under Section 3.2 (the "CLOSING BALANCE SHEET");

                                    (b) all obligations and liabilities of the
Seller arising from and after the Closing Date under the contracts and agreements of the Seller set forth on Schedule 1.1(c), all Real Property Leases and Space Leases, all liabilities set forth on Schedule 1.3(b) and all liabilities and unperformed and unfulfilled obligations relating to all purchase orders and sale orders that are assigned to the Buyer pursuant to Section 1.1(e) hereof.

                           1.4 LIABILITIES NOT ASSUMED. Anything in this
Agreement to the contrary notwithstanding, the Buyer shall not assume or in any way be liable or responsible for, and the Seller shall be responsible for the payment, performance and discharge of, any liabilities or obligations of the Seller except as specifically provided in Section 1.3. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in
Section 1.3, the Buyer shall not assume, the Assumed Liabilities shall not include, and the Seller shall retain and indemnify the Buyer

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                                                                               6

against, pursuant to Section 11.1, the following (collectively, the "EXCLUDED LIABILITIES"):

                                    (a) all liabilities, obligations and
expenses relating to the Excluded Assets;

                                    (b) all liabilities, obligations and
expenses of any kind in excess of that amount properly accrued on the Closing Balance Sheet;

                                    (c) any Taxes payable in connection with the
transactions contemplated by this Agreement;

                                    (d) defaults by the Seller under any
contracts or other agreements (including, without limitation, Real Property Leases) (i) occurring on or before the Closing Date or (ii) caused by or arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby;

                                    (e) all liabilities, obligations and
expenses of any kind or nature relating to Environmental Actions (as defined in Section 14.1(f)) attributable to the ownership or operation of the Business or the Assets by the Seller or its predecessors or affiliates on or prior to the Closing Date or to events that have occurred, or conditions that existed, on or prior to the Closing Date;

                                    (f) all claims, liabilities and obligations,
known or unknown, whether absolute, contingent or otherwise, the existence of which is a breach of any representation, warranty, covenant or agreement of the Seller set forth in this Agreement; and

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                                                                               7

                                    (g) all other liabilities, obligations and
expenses of any nature whatsoever, known or unknown, whether absolute, contingent or otherwise, not expressly assumed by the Buyer pursuant to Section 1.3.

                  2. THE CLOSING.

                           2.1 CLOSING; CLOSING DATE. The closing of the sale
and purchase of the Assets contemplated hereby (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 a.m. local time on the business day next following the day upon which all of the conditions to the Closing set forth in Sections 7 and 8 have been satisfied or waived by the party entitled to waive the same, but in no event later than March 31, 1998 or at such other place or such other time or date as the parties may mutually agree in writing. The time and date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

                  3. CONSIDERATION AND PAYMENT.

                           Subject to the terms and conditions of this
Agreement, in reliance upon the representations, warranties and agreements of the Seller contained herein, and in consideration of the sale, assignment, transfer and delivery of the Assets referred to in Section 1, the Buyer agrees to make the payments provided for in this Section 3.1 (the "PURCHASE PRICE"):

                           3.1 PAYMENT ON THE CLOSING DATE.

                                    (a) Not later than five business days prior
to the Closing, the parties shall mutually agree on an estimate of the Net Worth (as Net

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                                                                               8

Worth is defined below, such estimate, "ESTIMATED NET WORTH") of the Seller on the Closing Date on a basis consistent with the Audited Balance Sheet (as defined in Section 4.6.1). "NET WORTH" shall mean total shareholders' equity as computed in accordance with GAAP (as defined in Section 14.1(i)) but excluding all Excluded Assets and Excluded Liabilities. The Buyer shall pay or cause to be paid at the Closing in cash, by wire transfer of immediately available funds, to the Seller the sum of (i) ninety percent of the Estimated Net Worth, subject to the post-closing adjustment as set forth in Section 3.2(b) and (ii) $1,500,000;

                                    (b) At the Closing, the Buyer shall deliver
a certificate representing a number of shares of its common stock, par value $.01 per share ("ITHACA COMMON STOCK"), equal to the quotient obtained by dividing $2,000,000 by the Market Price Per Share (as defined below), but in no event shall Ithaca deliver more than 400,000 shares of Ithaca Common Stock. "MARKET PRICE PER SHARE" shall mean the average of the "Closing Prices" per share of Ithaca Common Stock for the 20 consecutive trading day period ending the day before the Closing Date. "CLOSING PRICE" for any day shall be the last reported sale price or, in the case no such sale takes place on such day, the average of the last reported bid and ask quotations for Ithaca Common Stock on the automated quotation system of the NASDAQ National Market or the OTC Bulletin Board. If the Market Price Per Share is less than $5.00, then the Buyer shall deliver its subordinated promissory note (the "PROMISSORY NOTE") in substantially the form of Exhibit A, in the principal amount equal to the amount by which (i) $2,000,000 exceeds (ii)(x) the number of

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                                                                               9

shares issued pursuant to this Section 3.1(b) multiplied (y) by the Market Price Per Share. The Promissory Note shall bear an interest rate of 10%.

                                    (c) At the Closing, the Buyer shall deliver
evidence reasonably satisfactory to the Seller, that the Buyer has either assumed or made a cash payment in satisfaction of the Company's indebtedness under the Bank Credit Agreements; provided that the Buyer shall not be required to assume or pay more than $9,000,000 of indebtedness under the Bank Credit Agreements.

                                    (d) The Buyer shall pay to the Seller a
total of $500,000, which shall be paid in five equal installments of $100,000 each on the last day of each fiscal quarter commencing with the last day of the first full fiscal quarter after the Closing Date.

                           3.2 CLOSING NET WORTH.

                                    (a) Within 60 days after the Closing, the
Buyer's independent auditors shall conduct a full audit of the Closing Balance Sheet (the "FINAL AUDIT") in accordance with GAAP and shall determine the Net Worth of the Seller as of the Closing Date but excluding all Excluded Assets and Excluded Liabilities on a basis consistent with the Audited Balance Sheet (but subject to GAAP) and in accordance with the procedures set forth in this Section
3.2 (the "CLOSING NET WORTH").

                                    (b) Within 5 business days after the
preparation of the Final Audit, the Buyer shall cause a copy of the Final Audit containing the statement of Closing Net Worth (the "STATEMENT") to be delivered to the Seller. Following

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                                                                              10

delivery of the Statement to the Seller, the Seller and its professional advisors shall be permitted to review the Buyer's independent auditors' work papers relating to the Statement, provided that the Seller executes a release letter in standard form required by the Buyer's independent auditors. The Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof to the Seller unless the Seller gives written notice of its disagreement (a "NOTICE OF DISAGREEMENT") to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by the Buyer, then the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or
(y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any difference which they may have with respect to each matter specified in the Notice of Disagreement. During such period, the Buyer shall have full access to the working papers of the Seller prepared in connection with the Seller's preparation of the Notice of Disagreement. At the end of such 30-day period, the Seller and the Buyer shall submit to a nationally recognized accounting firm (the "ACCOUNTING FIRM") for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting

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                                                                              11

Firm shall make a final determination of the Closing Net Worth, which determination shall be final and binding on the parties (it being understood, however, that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Buyer and the Seller (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Accounting Firm shall be selected by the Seller and the Buyer or, if the parties are unable to agree, by the Seller's and the Buyer's independent accountants and, if they are unable to agree, by the American Arbitration Association. The Statement shall become final and binding on the Buyer and the Seller on the date the Accounting Firm delivers its final resolution to the parties (which final resolution shall be delivered as soon as practicable following the selection of the Accounting Firm). The fees and expenses of the Accounting Firm pursuant to this Section shall be borne 50% by the Buyer and 50% by the Seller.

                                    (c) Within 5 business days following the
final determination of Closing Net Worth under Section 3.2(a) and 3.2(b) (the "FINAL ADJUSTMENT DATE"), the Buyer shall pay to the Seller the amount by which Closing Net Worth exceeds 90% of the Estimated Net Worth or the Seller shall pay to the Buyer the amount by which the 90% of the Estimated Net Worth exceeds Closing Net Worth, in each case, in cash, by wire transfer of immediately available funds.

                           3.3 ALLOCATION. The Seller and the Buyer agree to
allocate $250,000 to the covenants set forth in Section 9.8. Within 60 days of the Closing Date, the Buyer will deliver to the Seller Schedule 3.3 which will set forth the

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                                                                              12

allocation of the Purchase Price among the Assets. The allocation delivered by the Buyer shall be based on the Buyer's reasonable, good faith determination of the fair market value of the Assets and shall be subject to the Seller's consent, which shall not be unreasonably withheld or delayed. The parties agree to file all tax reports, returns and claims and other statements consistent with such allocation set forth on Sched ule 3.3 (and in particular to report the information required by section 1060(b) of the Code) in a manner consistent with such allocation and shall not make any inconsistent written statement or take any inconsistent position on any returns, in any refund claim, during the course of any Internal Revenue Service or other tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise, so long as there exists a reasonable basis in law to maintain such position. Each party shall notify the other party if it receives notice that the Internal Revenue Service proposes any allocation different from Schedule 3.3.

                  4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

                           4.1 DUE INCORPORATION AND QUALIFICATION. The Seller
is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted. The Seller is qualified to transact business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 4.1, which are the only jurisdictions in which the Seller is required to be so qualified, except for such

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                                                                              13

jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business or the Assets.

                           4.2 SUBSIDIARIES AND INVESTMENTS. Schedule 4.2 sets
forth the name and jurisdiction of incorporation of each corporation or other person (each, a "SUBSIDIARY") in which the Seller directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interest. Except for the Subsidiaries, the Seller does not directly or indirectly own any interest in any other person. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                           4.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. The
Seller has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which the Seller is or will be a party, and to perform fully the Seller's obligations hereunder and thereunder, and this Agreement and each such other agreement and instrument, upon execution and delivery by the Seller, will be duly executed and delivered by the Seller and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) will be valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

                           4.4 NON-CONTRAVENTION. Neither the execution and
delivery of this Agreement or any other agreement or instrument contemplated hereby, the

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                                                                              14

consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement or any other agreement or instrument contemplated hereby in accordance with their respective terms and conditions by the Seller
(a) requires the approval or consent of any governmental body (other than approvals required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT")) or (except as otherwise specified on Schedule 4.4 hereto) of any other person, (b) except as specified on Schedule 4.4, conflicts with or results in any breach or violation of, results in a material modification of the effect of, otherwise causes the termination of or gives any other contracting party the right to terminate, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement, certificate of incorporation, by-law, judgment, decree, order, statute, rule, Permit or governmental regulation applicable to the Seller, the Business or any of the Assets or (c) results in the creation of any Lien on any of the Assets.

                           4.5 ARTICLES OF INCORPORATION AND BY-LAWS. True,
correct and complete copies of articles of incorporation (certified by the Secretary of State of the State of North Carolina) and by-laws (certified by the Secretary or any other appropriate officer of the Seller) of the Seller, and all amendments to each, have been delivered to the Buyer.

                           4.6 FINANCIAL STATEMENTS.

                                    4.6.1 The consolidated balance sheets of the
Seller as of December 26, 1992, December 25, 1993, December 31, 1994, December 30, 1995 and December 28, 1996 and the related statements of income and retained earnings and cash flows for the years then ended, including the footnotes thereto, which have been audited by Deloitte & Touche LLP and delivered to the Buyer, fairly present the financial position, results of operations and cash flows of the Seller at such dates and for the years then ended in accordance with GAAP. The audited balance sheet included in the audited financial statements as at December 28, 1996 and for the year ended is sometimes referred to herein as the "AUDITED BALANCE SHEET."

                                    4.6.2 The unaudited balance sheet of the
Seller as at January 31, 1998, and the related statements of income and retained earnings and cash flows for the year then ended, including the footnotes thereto, which have been delivered to the Buyer, fairly present the financial position, results of operations and cash flows of the Seller at such date and for the year then ended in accordance with GAAP except that: (a) such financial statements do not reflect any Excluded Assets or Excluded Liabilities and (b) such financial statements will reflect an accrual of 1/6 of the amount of vacation pay in excess of two weeks due employees. The foregoing financial statements of the Seller as at January 31, 1998 and for the year then ended, are sometimes referred to herein as the "INTERIM FINANCIALS," the balance sheet included in the Interim Financials is sometimes referred to herein as the "INTERIM

BALANCE SHEET" and January 31, 1998, is sometimes referred to herein as the "INTERIM BALANCE SHEET DATE."

                           4.7 NO MATERIAL ADVERSE CHANGE OR UNDISCLOSED
LIABILITIES.

                                    (a) Since December 28, 1996, there has been
no material adverse change in the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Business or any of the Assets, and the Seller does not know of any such change that is threatened, nor has there been any damage, destruction or loss materially adversely affecting the Business or any of the Assets, whether or not covered by insurance.

                                    (b) Neither the Seller nor any of its
Subsidiaries has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as set forth in this Agreement, (ii) as and to the extent disclosed or reserved against in the Seller's balance sheet dated December 28, 1996, or specifically disclosed in the notes thereto, or in the Interim Balance Sheet, (iii) for liabilities and obligations that (x) are incurred after December 28, 1996, in the ordinary course of business consistent with past practice and (y) individually and in the aggregate, will not be material to the Business or have or result in a material adverse effect or (iv) for Excluded Liabilities.

                           4.8 TAX MATTERS. No state of facts exists or has
existed that would constitute grounds for the assessment against the Buyer, whether by reason of transferee liability or otherwise, of any liability for any federal, state, county, local,

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                                                                              17

foreign or other tax (including, without limitation, income, profits, premium, estimated, excise, sales, withholding, value-added, capital stock, transfer, use, occupancy, gross receipts, franchise, employment, payroll related, property or any other tax of any sort), whether or not measured in whole or in part by net income, and including deficiencies, interest, penalties and additions to tax thereon and obligations under any tax sharing, tax allocation or similar agreement to which the Seller is a party and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, "TAXES") attributable to any period ending on or before the Closing Date relating to the Seller's income, assets and operations, including the Business and the Assets, or arising out of the transactions contemplated by this Agreement. There is no pending or threatened Tax audit of any Tax return filed by or on behalf of the Seller or with respect to any of the Seller's income, assets and operations, including the Business and the Assets.

                           4.9 COMPLIANCE WITH LAWS. The Seller has complied in
all material respects with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees applicable to the Business or any of the Assets. To the knowledge of the Seller, the Seller would not be in violation of any law, ordinance, regulation or other requirement applicable to the Business or any of the Assets that has been enacted or adopted but is not yet effective, if such law, ordinance, regulation or other requirement were effective at the date hereof. The Seller has not made any illegal payment on behalf of the Business to officers or employees of any governmental or regulatory body or to customers for the sharing of fees or to customers or suppliers for rebating of charges, engaged in any other illegal reciprocal practices or illegally given any consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Seller that relate to the Business. Except as set forth on
Schedule 4.9, no license, permit, certificate of occupancy, exemption, consent, waiver, authorization, franchise, right, order or approval of any federal, state, county, local or foreign governmental or regulatory body or any insurance company or fire rating or similar board or organization (collectively, "PERMITS") is material to or necessary for the conduct of the Business or the ownership or use of the Assets. All Permits included on Sched ule 4.9 are in full force and effect and no proceeding is pending or, to the knowledge of the Seller, threatened, to revoke or limit any Permit. Except as set forth on
Schedule 4.9, no action by the Seller or the Buyer is required in order that all Permits will remain in full force and effect following the consummation of the transactions provided for herein.

                           4.10 LITIGATION. The Seller is not subject to any
outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Business or any of the Assets. Except as set forth on Schedule 4.10, the Seller is not a party to or, to the knowledge of the Seller, threatened with, any litigation or judicial, administrative or arbitration proceeding. Except as set forth on Schedule 4.10, the Seller does not know of any dispute with any person under contract with the Seller that materially adversely affects, or may materially adversely affect, the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Business or any of the Assets. Except as set forth on Schedule 4.10, to the knowledge of the Seller, there is no fact, event or circumstance that is reasonably likely to give rise to any action, suit, claim or proceeding relating to the Business or any of the Assets that would be required to be set forth on Schedule 4.10 if currently pending or threatened.

                           4.11 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                                    (a) The Seller has previously delivered to
the Buyer a true and complete list as set forth on Schedule 4.11 of (i) all effective employment or consulting agreements including memoranda or letters of understanding and accepted offers of employment with current or former employees, including current or former directors and consultants, of the Seller, if still in effect and (ii) all union or collective bargaining agreements covering employees of the Seller. Schedule 4.11 contains a list of all current employees of the Seller, together with the title or job classification of each such employee, the employee's current annual rate of base salary or wage, and the employee's title or job classification. Copies of each employment agreement have been delivered to the Buyer.

                                    (b) Except as set forth in Schedule 4.11,
(i) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or threatened against the Seller; (iii) no representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (iv) the Seller has not experienced any primary work stoppage or any attempt to unionize involving its employees; (v) no labor union represents or purports to represent any employee of the Seller and there has not been any attempt by any union to organize or represent the Seller's employees within the last five years; (vi) there are no material controversies pending between the Seller and any of its employees, nor to the Seller's knowledge are any such material controversies threatened; (vii) the Seller is in compliance with all laws and governmental rules and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security, withholding and similar taxes; (viii) the Seller has not received notice that any management employee intends to terminate his or her employment; (ix) there are no complaints by or on behalf of any current or former employee of the Seller pending or threatened to be brought before any court, agency of the United States or any state or local government, alleging discrimination or wrongful termination of employment on account of sex, race, age, color, national origin, handicap, marital status, height, weight, payment of wages and benefits (or the failure to pay same); and (x) all of the Seller's employment, consulting or similar contracts or arrangements with its employees may be terminated without notice and without cost or penalty.

                           4.12 AGREEMENTS. Schedule 4.12 sets forth all of the
material contracts and other agreements to which the Seller is a party, or by which it is bound, or by or to which any portion of the Business or any of the Assets are bound or subject, including (a) contracts and other agreements with any affiliate of the Seller or any current or former officer, director, employee, consultant, agent or stockholder of the Seller or any such affiliate, (b) contracts and other agreements with any labor union or association representing any employees, (c) contracts and other agreements not made in the ordinary course of business, (d) contracts for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Seller of, or pursuant to which in the last year the Seller paid in the aggregate, $25,000 or more, (e) sales, distribution or other similar agreements providing for the sale by the Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Seller of, or pursuant to which in the last year the Seller was paid in the aggregate, $25,000 or more, (f) distributorship, sales representative, marketing, agency, dealer or other similar agreements, (g) contracts and other agreements for the sale of any portion of the Business or any of the Assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any portion of the Business or any of the Assets, (h) joint venture agreements, (i) financing agreements,
(j) con tracts and other agreements containing covenants of the Seller (or any affiliate thereof relating to the Seller) not to compete in any line of business or with any person in any geographical area or (k) any other material contract or other agreement, whether or not made in the ordinary course of business. All of the contracts and other agreements set forth on Schedule 1.1(c) or any other Schedule hereto have been delivered or made available to the Buyer and are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their respective terms and the Seller is not in default under any of them, and, to the

Seller's knowledge, no other party to any such contract or other agreement is in default thereunder. Except as separately identified on Schedule 4.12, the Seller is not a party to or bound by or subject to any contract or other agreement that either individually or in the aggregate materially and adversely affects, or, without breach by one of the parties thereto, may materially and adversely affect, the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Business or any of the Assets or that was entered into other than in the ordinary course of its business. Except as separately identified on Schedule 1.1(c), no approval or consent of any person is needed in order that (i) the contracts and other agreements set forth on
Schedule 1.1(c), the Real Property Leases and the Space Leases continue in full force and effect following the consummation of the transactions contemplated by this Agreement and (ii) the contracts listed on Sched ule 1.1(c), the Real Property Leases and the Space Leases can be assigned to and assumed by the Buyer and remain in full force and effect after such assignment and assumption.

                           4.13 REAL ESTATE.

                                    4.13.1 OWNERSHIP OF PREMISES. The Seller is
the owner of good, marketable and insurable fee title to the land described on
Schedule 4.13.1(a) and to all of the buildings, structures and other improvements located thereon (collectively, the "OWNED REAL PROPERTY") free and clear of all Title Defects (as defined in this Section) except as listed on
Schedule 4.13.1(b). The Owned Real Property constitutes all of the real property owned by the Seller on the date hereof.

For purposes of this Agreement, "TITLE DEFECTS" shall mean and include any mortgage, deed of trust, Lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever (other than Liens securing indebtedness under the Bank Credit Agreements).

                                    4.13.2 LEASED PROPERTIES. Schedule 4.13.2(a)
is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "REAL PROPERTY LEASES") under which the Seller uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings, structures and other improvements covered by the Real Property Leases being referred to herein as the "LEASED REAL PROPERTY"), which Schedule 4.13.2(a) sets forth the date of and parties to each Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof and a brief description of the Leased Real Property covered thereby. The Seller has heretofore delivered to the Buyer true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Seller as tenant thereunder are current, no notice of default or termination under any Real Property Lease is outstanding, no termination event or condition or uncured default on the part of the Seller or, to the best of the Seller's knowledge, the landlord, exists under any Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. To the Seller's knowledge there is no underlying mortgage, deed of trust, lease grant of term or other estate in or interest affecting the fee simple reversionary interest of the landlord under the Real Property Leases in and to the Leased Real Property that is superior to the interest of the Seller as tenant under the applicable Real Property Leases. The Seller holds the leasehold estate under and interest in each Real Property Lease free and clear of all Title Defects (exclusive of mortgages which will be assumed by the Buyer or satisfied by the Seller at the Closing) except those Title Defects listed on Schedule 4.13.2(b). None of the Seller, or any affiliate or stockholder thereof has any ownership, financial or other interest in the landlord under any Real Property Lease.

                                    4.13.3 ENTIRE PREMISES. All of the land,
buildings, structures, plants, facilities and other improvements used by the Seller in the conduct of the Business are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are collectively referred to herein as the "REAL PROPERTY."

                                    4.13.4 SPACE LEASES. Schedule 4.13.4 is a
true, correct and complete schedule of all leases, subleases, licenses and other agreements (collec tively, the "SPACE LEASES") granting to any person or entity other than the Seller any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof, which schedule sets forth the date of and parties to each Space Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof and a brief description of the portion of the Real Property covered thereby. The Seller has heretofore delivered to the Buyer true, correct and complete copies of all Space Leases (including all modifications, amendments and supplements). Each Space Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the tenant or occupant thereunder (the "SPACE TENANT") are current, no notice of default or termination under any Space Lease is outstanding, no termination event or condition or uncured default on the part of the Seller or, to the best of the Seller's knowledge, the Space Tenant, exists under any Space Lease, and no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. The Seller holds the landlord's interest in each Space Lease free and clear of all Title Defects (exclusive of mortgages which will be satisfied by the Seller at the Closing). None of the Seller, or any affiliate thereof has any ownership, financial or other interest in the Space Tenant under any Space Lease.

                                    4.13.5 NO OPTIONS. Except as set forth on
Schedule 4.13.5, none of the Seller, or any affiliate thereof owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

                                    4.13.6 CONDITION AND OPERATION OF
IMPROVEMENTS. All components of all buildings, structures and other improvements included within the Real Property (the "IMPROVEMENTS"), including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice. To the Seller's knowledge, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving each Real Property parcel are installed and operating and are sufficient to enable each such parcel to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges have been fully paid. To the Seller's knowledge, each such utility or other service is provided by a public or private utility or service company and enters the applicable Real Property parcel from an adjacent public street or valid private easement owned by the supplier of such utility or other service. To the Seller's knowledge, each Improvement has direct access to a public street adjoining the Real Property on which such Improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such Improvement, and no existing accessway, crosses or encroaches upon any property or property interest not owned or leased by the Seller. To the Seller's knowledge, no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

                                    4.13.7 LOAN DOCUMENTS. Schedule 4.13.7
contains a true, correct and complete schedule of the Bank Credit Agreements and all notes, bonds, mortgages, deeds of trust, collateral security documents, guarantees and other related documents binding upon the Seller or the Seller and one or more others, in connection with any and all secured financings encumbering or otherwise affecting the Seller's interest in the Real Property, including all amendments, modifications, extensions and supplements thereto (collectively, the "LOAN DOCUMENTS"). The Seller covenants and agrees to cause all of the Loan Documents to be satisfied, released and discharged of record at or prior to the Closing and to deliver all such deeds, releases, satisfactions and/or other documents that the Buyer or the Buyer's title insurance company shall reasonably request to effect and evidence the full release, satisfaction and discharge of record of all Loan Documents.

                                    4.13.8 REAL PROPERTY LAWS. The Real Property
and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a material nonconforming use under any applicable building, zoning, subdivision or other land use or similar law, ordinance, regulation, order or decree (collectively, "REAL PROPERTY LAWS"). The continued existence, use, occupancy and operation of each Improvement in the manner presently used, occupied or operated is not dependent on the granting of any special permit, exception, approval or variance. The Seller has no knowledge of any pending or anticipated change in any Real Property Law that would have a material adverse effect upon the ownership, use, occupancy or operation of the Real Property or any portion thereof, or upon the making of reasonable additions or alterations to the Improvements thereat or upon reconstruction of any Improvement in the event of a casualty. No dispute currently exists between the Seller and any governmental authority having jurisdiction over the Real Property with respect to any Real Property Law or the application thereof to the Real Property.

                                    4.13.9 CONDEMNATION. The Seller has not
received notice, and has no knowledge of, any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

                                    4.13.10 CASUALTY. No portion of the Real
Property has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored to its original condition. No portion of the Real Property is located in a special flood hazard area as designated by Federal governmental authorities.

                                    4.13.11 REAL PROPERTY TAXES. Each of the
parcels included in the Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of such parcel. Schedule 4.13.11 sets forth for each such parcel its assessed valuation for real property tax purposes and the amount of all real property taxes (including all city, town, school, fire district, garbage district and other special taxes and also including any special assessments or conditional levies) levied for each of the current tax year and the preceding tax year, and sets forth with respect to each such parcel in each such year whether certiorari proceedings were instituted and, if so, whether the same are pending or have been adjudicated or settled (and if adjudicated or settled, the terms of such judgment or settlement). Except as otherwise set forth herein, the assessment for each Improvement set forth on Schedule 4.13.11 reflects the current state of completion and condition of such Improvement. The Seller has no knowledge of any pending or contemplated reassessment of any parcel included in the Owned Real Property, or of any pending or contemplated reassessment of any parcel included in the Leased Real Property that would result in a change in the rent, additional rent or other sums and charges payable by the Seller under the Real Property Lease covering such Leased Real Property.

                                    4.13.12 SURVEY. There are no encroachments
or other facts or conditions affecting any parcel of Real Property that would be revealed by an accurate survey or careful physical inspection thereof that would, individually or in the aggregate, (a) interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation thereof as currently used, occupied and operated or as intended to be used, occupied and operated or (b) materially reduce the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition. To the Seller's knowledge, no portion of any Improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property.

                                    4.13.13 MECHANICS AND OTHER LIENS. The
Seller does not owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any Real Property within the past four months. There is no work being done at or materials being supplied to any parcel of Real Property at the date hereof other than routine maintenance projects having an aggregate cost through completion of not more than $5,000.

                           4.14 ACCOUNTS RECEIVABLE. All accounts receivable
relating to the Business reflected on the Interim Balance Sheet, and all accounts receivable relating to the Business arising subsequent to the Interim Balance Sheet Date, (a) have arisen in the ordinary course of business of the Seller and (b) subject only to a reserve for bad debts computed in accordance with GAAP and reasonably estimated to reflect the probable results of collection, have been fully collected or are fully collectible in the ordinary course of business of the Seller in the aggregate recorded amounts thereof in accordance with their terms. All items that are required by GAAP to be reflected as accounts receivable on the Audited Balance Sheet and the Interim Balance Sheet and on the books of the Seller are so reflected and any reserve accounts relating thereto have been established in accordance with GAAP.

                           4.15 INVENTORY. The inventory of the Seller that
relates to the Business as set forth on the Interim Balance Sheet (other than irregular merchandise) was, and the inventory of the Seller that relates to the Business currently is, in good and merchantable condition, and is suitable, usable and salable in the ordinary course of business for the purposes for which intended. The materials, supplies and work-in-process, and additions thereto, included in such inventory (a) are substantially equivalent in quality to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory in the past, (b) are suitable for the manufacture and distribution of the Seller's products in a manner substantially equivalent in quality to that achieved generally by the Business in the past, (c) are not in excess of the normal purchasing patterns of the Seller as they relate to the Business, and (d) are valued consistent with GAAP at lower of cost or market on a first-in first-out basis ("FIFO").

                           4.16 ACCOUNTS PAYABLE. The Seller has not delayed or
postponed the payment of accounts payable and other liabilities outside the ordinary course of business. All accounts payable reflected on the Closing Balance Sheet were incurred in the ordinary course of business, and were recorded consistent with GAAP and past practice.

                           4.17 TANGIBLE PROPERTY. The facilities, machinery,
equipment, rental equipment, furniture, buildings and other improvements, fixtures, vehicles, structures, software, any related capitalized items and other tangible property included in any of the Assets (the "TANGIBLE PROPERTY") are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use. During the past three years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of any Tangible Property. All material leases, conditional sale contracts, franchises or licenses pursuant to which the Seller may hold or use any interest owned or claimed by the Seller (including, without limitation, options) in or to Tangible Property have been delivered or made available to the Buyer and are valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms and, with respect to performance by the Seller, there is no default or event of default or event that with notice or lapse of time or both would constitute a default.

                           4.18 INTANGIBLE PROPERTY.

                                    4.18.1 Schedule 4.18 sets forth a complete
and accurate list of:

                                    (a) all United States and foreign
trademarks, service marks, trade names, brand names, trade dress, designs and logos, corporate names, product or service identifiers, whether registered or not registered, and pending applications for registration therefor ("TRADEMARKS") of the Seller that are owned by it, filed by or on behalf of it or used in the conduct of the Business and all registra tions;

                                    (b) all United States and foreign patents
and all pending United States and foreign patent applications, including any divisions, continuations, continuations-in-part substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted, ("PATENTS") issued to, used by or filed by or on behalf of the Seller;

                                    (c) all United States and foreign copyrights
including copyrights for printed matter, databases, software and source codes, whether registered or not registered, and all United States and foreign copyright registrations and pending applications for copyright registration therefore ("COPYRIGHTS") issued to, used by, filed by or on behalf of the Seller;

                                    (d) all existing license agreements or
arrangements to which the Seller is party, whether as licensor or licensee or otherwise, with respect to any Trademark, Patent or Copyright except for software license agreements generally available to the public under which the Seller is a licensee; and

                                    4.18.2 Except as set forth on Schedule 4.18,
all designs, plans, trade secrets, inventions, know-how, processes, procedures, formulas and similar rights used by the Seller, to the extent not in the public domain (collectively, "TRADE SECRETS"), are owned by the Seller, free and clear of any and all liabilities, obligations, licenses, Liens (other than Liens securing indebtedness under the Bank Credit Agreements), assignments or claims, whether written, oral or implied in fact or law.

                                    4.18.3 Except as set forth on Schedule 4.18:

                                    (a) no Trademarks or Trade Secrets are
necessary or contemplated in the conduct of the Business;

                                    (b) no Patents, inventions, copyrights,
databases, software, source codes, Trade Secrets or other intangible property rights, or licenses, franchises, drawings or other proprietary information relating to any of the foregoing are necessary for the conduct of the Business;

                                    (c) each of the items listed on Schedule
4.18 pursuant to clauses (a), (b) and (c) of Section 4.18.1 (i) is owned by the Seller, free and clear of any and all liabilities, obligations, licenses, Liens (other than Liens securing indebtedness under the Bank Credit Agreements), assignments or claims, whether written, oral or implied in fact or law, (ii) are transferable to the Buyer hereunder without the approval or consent of any person and (iii) will continue to be valid and in full force and effect after the Closing;

                                    (d) none of the items listed on Schedule
4.18 and used in the Business is the subject of any claim or pending or threatened claim made by or against the Seller for infringement of any Patent, Trademark, Trade Secret, Copyright, industrial property right or other proprietary right or to any claim of unfair competition and, to the knowledge of the Seller, no basis for any such claim exists; and

                                    (e) no person, other than employees of the
Seller, is permitted to possess any copies of or use any of the databases, software or source codes listed on Schedule 4.18 that contain Trade Secrets of the Seller.

                                    4.18.4 The Seller is not, in the operation
or conduct of the Business, making use of any confidential information, Trade Secret, Patent Trademark or Copyright of any person except with written permission or as a result of the acquisition by the Seller of the business of such person.

                                    4.18.5 Except as set forth on Schedule 4.18,
all licenses, agreements or arrangements listed on Schedule 4.18 (a) are in full force and effect, (b) are transferable to the Buyer hereunder without the approval or consent of any person and (c) will continue to be valid, binding and in full force and effect after the Closing. Except as set forth on Schedule 4.18, neither the Seller nor, to the knowledge of the Seller, any other party to any of such licenses, agreements or arrangements is in default or alleged default thereunder, in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder.

                                    4.18.6 True and correct copies of all
letters Patent, Trademark and Copyright registrations or applications therefor, and licenses, agreements and arrangements included in any of the Assets have been delivered to the Buyer, and the originals of all such items will be delivered to the Buyer on the Closing Date.

                           4.19 OWNERSHIP AND ADEQUACY OF ASSETS. The Seller
owns outright and has good title to all of the Assets being transferred to the Buyer hereunder (other than the Leased Real Property and leased equipment), in each case free and clear of any Liens (other than Liens securing indebtedness under the Bank Credit Agreements and equipment Liens as described in Schedule 4.19). The Assets, together with the Excluded Assets, include all rights, properties and other assets necessary to the conduct of the Business in the same manner as it has been conducted prior to the date hereof.

                           4.20 SUPPLIERS AND CUSTOMERS. Schedule 4.20 sets
forth by dollar volume for the two years ended December 28, 1996 and December 31, 1997, the ten largest suppliers and the ten largest customers of the Seller. Except as specifically identified on Schedule 4.20, no single supplier or customer is of material importance to the Business. To the knowledge of the Seller, the relationships of the Seller with each of the suppliers and customers of the Seller are good commercial working relationships and no supplier or customer of the Seller has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Seller, or has during the last 12 months decreased materially, or threatened to decrease or limit materially, any such supplier's provision of services, supplies or materials to the Seller or any such customer's usage or purchase of services or products of the Seller. To the Seller's knowledge, the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Seller with any such supplier or customer. True and correct copies of all customer and supplier lists of the Seller have been delivered to the Buyer.

                           4.21 EMPLOYEE BENEFIT PLANS.

                                    4.21.1 Except as set forth on Schedule
4.21.1, there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA")), under which the Seller has any direct or indirect, actual or contingent liability with respect to any current or former employee of the Seller or any entity (each a "COMMONLY CONTROLLED ENTITY") that would be treated as an employer along with the Seller under section 414(b),
(c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE") (collectively, "BENEFIT PLANS").

                                    4.21.2 With respect to each Benefit Plan
(where applicable), the Seller has delivered to the Buyer complete and accurate copies of (a) all plan texts and agreements, (b) all plan summaries and employee communications, (c) all funding vehicles, (d) the most recent annual report, (e) the most recent annual and periodic accounting of plan assets, (f) the most recent determination letter received from the Internal Revenue Service and (g) the most recent actuarial valuation.

                                    4.21.3 With respect to each Benefit Plan,
except as set forth on Schedule 4.21.3, (a) if intended to qualify under Code section 401(a), such Benefit Plan so qualifies and its related trust is exempt from taxation under Code section 501(a), (b) each such Benefit Plan has been administered in accordance with its terms and applicable law, (c) the Seller has no direct or indirect, actual or contingent liability with respect to any Benefit Plan other than to make contributions to Benefit Plans covering current and former employees of the Seller in accordance with the terms of such plans,
(d) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Seller, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan, (e) no non-exempt "prohibited transaction" (as defined in ERISA section 406 or in Code section
4975) has occurred, (f) all contributions and premiums due to any Benefit Plan have been made on a timely basis and (g) all contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code and all required contributions to any Benefit Plan that have not been made have been properly recorded on the books of the Seller in accordance with GAAP.

                                    4.21.4 No Benefit Plan is or has ever been
subject to Title IV of ERISA, Code section 412 or ERISA section 302.

                                    4.21.5 With respect to each Benefit Plan
that is a "welfare plan" (as defined in ERISA section 3(1)), except as set forth on Schedule 4.21.5, (a) no such plan provides medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment (other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, the cost of which is fully paid by the employee or former employee), (b) there are no reserves, assets, surplus or prepaid premiums under any such plan and (c) the Seller and any Commonly Controlled Entity have complied with the requirements of Code section 4980B.

                                    4.21.6 The consummation of the transactions
contemplated by this Agreement will not (a) entitle any individual to severance pay, unemployment compensation or similar pay, (b) accelerate the time of payment or vesting or increase the amount of compensation due to any individual
(c) result in the payment of an amount that would not be deductible due to the application of Code section 280G or (d) constitute or involve a non-exempt prohibited transaction (within the meaning of Code section 4975 or ERISA section 406 or a breach of fiduciary responsibility within the meaning of ERISA section 502(l)).

                                    4.21.7 No Benefit Plan is a "multiemployer
plan" (as defined in ERISA section 3(37)), or a multiple employer plan within the meaning of the Code or ERISA.

                           4.22 INSURANCE. Schedule 4.22 sets forth a list and
brief description of all policies or binders of fire, liability, product liability, workers' compensation, vehicular or other insurance held by or on behalf of the Seller, describing each pending claim thereunder of more than $5,000 and setting forth the aggregate amounts paid out under each such policy from December 31, 1993 through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder. Such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Seller. The Seller is not in default with respect to any provision contained in any such policy or binder nor has the Seller failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on Schedule 4.22, there are no outstanding unpaid claims under any such policy or binder. All policies of liability and casualty insurance (collectively, "INSURANCE POLICIES") heretofore contracted for by or behalf of the Seller with respect to each parcel of Real Property, or customarily maintained with respect to similar properties in the applicable region, or required in connection with the ownership, leasing, use, occupancy or operation of each parcel of Real Property as currently used, occupied and operated, have been issued to the Seller by reputable insurance companies and are currently in full force and effect. The Seller has not received or been informed by a third party of the receipt by it of any notice from any governmental authority having jurisdiction over the Real Property or from any insurance carrier or organization (a) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith or (b) informing the Seller that any coverage listed on
Schedule 4.22 will or may not be available in the future on substantially the same terms as now in effect, and, to the best of the Seller's knowledge, there is no basis for the issuance of any such notice or the taking of any such action. There is no material inaccuracy in any application for such policies or binders, no failure to pay premiums when due and no similar state of facts that might form the basis for termination of any such insurance.

                           4.23 OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 4.23
sets forth (a) the name and total compensation of each officer and director of the Seller employed in connection with the Business and of each employee, consultant or agent of the Seller employed in connection with the Business whose current annual rate of compensation (including bonuses and commissions) exceeds $50,000 and (b) all wage or salary increases or bonuses received by such persons since the Audited Balance Sheet Date and any accrual for or commitment or agreement by the Seller to pay such increases or bonuses. None of such persons has indicated in writing to the Seller or to any of the officers or directors of the Seller an intention to cancel or otherwise terminate such person's relationship with the Seller.

                           4.24 OPERATION OF THE BUSINESS. Except as set forth
on Schedule 4.24, since December 28, 1996 the Seller has not:

                                    (a) (i) amended, or agreed to amend, its
articles of incorporation or by-laws (or comparable instruments), (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person or (iii) changed, or agreed to change, in any manner the character of the Business;

                                    (b) (i) hired, or agreed to hire, any
employee or consultant for annual compensation (including bonuses and commissions) exceeding $50,000, (ii) entered into or amended, or agreed to enter into or amend, any employment agreement with any employee, (iii) entered into, or agreed to enter into, any agreement with any labor union or association representing any employee, (iv) entered into or amended, or agreed to enter into or amend, any Benefit Plan, (v) made any change in the actuarial methods or assumptions used in funding any pension plan relating to the employees or (vi) made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

                                    (c) waived, or agreed to waive, any right of
material value to the Business or any of the Assets;

                                    (d) (i) made, or agreed to make, any change
in its accounting methods or practices other than with the consent of the Buyer or (ii) made, or agreed to make, any change in depreciation or amortization policies or rates adopted by it;

                                    (e) materially changed, or agreed to
materially change, any of its business policies or practices that relate to the Business, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices;

                                    (f) increased the wages, salary, bonus,
benefits provided under a Benefit Plan or other direct or indirect compensation, for or to any employee, or made any commitment to increase the same;

                                    (g) paid, or agreed to pay, any severance or
termination pay to any employee;

                                    (h) except in the ordinary course of
business, (i) entered into, or agreed to enter into, any lease (as lessor or lessee) on behalf of the Business or (ii) sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the assets or properties of the Business;

                                    (i) granted or suffered, or agreed to grant
or suffer, any Lien (other than Liens securing indebtedness under the Bank Credit Agreements) on any of the assets or properties of the Business;

                                    (j) entered into or amended, or agreed to
enter into or amend, any contract or other agreement by or to which the Assets or the Business are bound or subject, pursuant to which it agrees to indemnify any party on behalf of the Business or pursuant to which it agrees to refrain from competing with any party with respect to the Business;

                                    (k) except in the ordinary course of
business,incurred or assumed, or agreed to incur or assume any liability (whether or not currently due and payable);

                                    (l) terminated, or agreed to terminate, or
failed to renew any contract or other agreement that is or was material to any of the Assets or the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Business or received a written indication (that was not subsequently withdrawn) that a party to such contract or agreement intends to terminate or fail to renew such contract or agreement;

                                    (m) except in the ordinary course of
business, entered into or amended, or agreed to enter into or amend, any material contract or other agreement or other material transaction relating to the Business or waived any material right under any material contract or other agreement;

                                    (n) paid or declared any dividend or other
distribution on its capital stock or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other ownership interest, as applicable, other than distributions made to its shareholders to fund shareholder income tax liabilities arising from the allocation of the Seller's taxable income under the S corporation election;

                                    (o) except for short-term bank borrowings in
the ordinary course of business, incurred any indebtedness for borrowed money;

                                    (p) made any loan or advance to any of its
shareholders, officers, directors, employees, consultants, agents, comparable persons or other representatives, as applicable (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                                    (q) except for inventory or equipment in the
ordinary course of business, sold, abandoned or made any other disposition of any of its properties or made any acquisition of all or any part of the properties, capital stock or business of any other person;

                                    (r) paid, directly or indirectly, any
material liability before the same became due in accordance with its terms or otherwise than in the ordinary course of business; or

                                    (s) undertaken a capital project or
authorized or committed to undertake a capital project involving the expenditure of $25,000 or more.

                           4.25 FULL DISCLOSURE. All documents and other papers
delivered by or on behalf of the Seller to the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. This Agreement, all documents and other papers delivered by or on behalf of the Seller to the Buyer in connection with this Agreement and the transactions contemplated hereby and the information furnished by or on behalf of the Seller to the Buyer in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not false or misleading. There is no fact known to the Seller that materially adversely affects, or so far as the Seller is aware, will materially adversely affect, the Business or any of the Assets or the ability of the Seller to perform this Agreement or the agreements referred to herein and the transactions contemplated hereby or thereby.

                           4.26 NO BROKER. No broker, finder, agent or similar
intermediary has acted for or on behalf of the Seller or any of their respective affiliates, in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Seller or any affiliate thereof or any action taken by any of the Seller or any affiliate thereof.

                           4.27 ENVIRONMENTAL MATTERS. Except as disclosed on
Schedule 4.27, to the knowledge of the Seller:

                                    (a) Neither the Seller's conduct of the
Business nor its ownership or operation of the Assets is or has been in material violation of any applicable Environmental Law.

                                    (b) The Seller has all Permits required
pursuant to Environmental Laws in connection with the ownership or operation of the Business or the Assets, all such Permits are in full force and effect, no action or proceeding to revoke, limit or modify any such Permits is pending and the ownership and operation of the Business and the Assets is in material compliance in all respects with all terms and conditions thereof. All such Permits are listed on Schedule 4.27(b).

                                    (c) The Seller has not received, and will
not receive due to the consummation of this transaction, any Environmental Action relating to its ownership or operation of the Business or the Assets.

                                    (d) The Seller has filed all notices
required under Environmental Laws indicating the past or present Release (as defined in Section 14.1(n)), generation, treatment, storage or disposal of Hazardous Substances (as defined in Section 14.1(j)) in connection with its ownership or operation of the Business or the Assets.

                                    (e) The Seller has not entered into any
written agreement with any governmental authority or any other person by which the Seller has assumed responsibility, either directly or as a guarantor or surety for the remedia tion of any condition arising from or relating to a Release or threatened Release of Hazardous Substances into the Environment (as defined in Section 14.1(e)).

                                    (f) To the knowledge of the Seller, there is
not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances into the Environment at, on, in or under any of the Assets, or arising in any way out of its ownership or operation of the Business or the Assets.

                                    (g) There is not now and has not been at any
time in the past at, on or in any of the Assets and, to the knowledge of the Seller, was not at, on or in any real property previously owned, leased or operated by the Seller or any predecessor or affiliate (i) any generation, use, handling, Release, treatment, recycling, storage or disposal of any "hazardous wastes" (as defined in the Resource Conservation and Recovery Act), (ii) any underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (iii) any landfill or solid waste disposal area, (iv) any asbestos-containing material, (v) any polychlorinated biphenyls
(PCBs) used in hydraulic oils, electrical transformers or other equipment, (vi) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring Remedial Action (as defined in Section 14.1(o)) under Environmental Laws or (vii) any Hazardous Substances present at such property, excepting such quantities as are or were handled in accordance with all applicable manufacturer's instructions and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Business and the Assets.

                                    (h) To the knowledge of the Seller, based on
reasonable investigation, there is no basis or reasonably anticipated basis for any Environmental Action or Environmental Compliance Costs (as defined in
Section 14.1(g)).

                                    (i) The Seller has not transported, stored,
treated or disposed, nor has it allowed or arranged for any third persons to transport, store, treat or dispose, any Hazardous Substance generated in connection with its ownership or operation of the Business or the Assets to or at (i) any location other than a site lawfully permitted to receive such substances for such purposes or (ii) any location designated for Remedial Action pursuant to Environmental Laws; nor has it performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any Environmental Laws or in any other manner that may result in Environmental Compliance Costs or in an Environmental Action. All locations at which any Hazardous Substances generated in connection with the Seller's ownership or operation of the Business or the Assets have been disposed of are listed on
Schedule 4.27(i).

                  5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

                           5.1 DUE INCORPORATION AND QUALIFICATION. The Buyer is
a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. The Buyer is qualified to transact business and is in good standing as a foreign corporation in each jurisdiction set forth on
Schedule 5.1, which are the only jurisdictions in which the Buyer is required to be so qualified, except for such jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer.

                           5.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. The
Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each and every other agreement and instrument contemplated hereby to which the Buyer is or will be a party, and to perform fully the Buyer's obligations hereunder and thereunder, and this Agreement and each such other agreement and instrument, upon execution and delivery by the Buyer, will be duly executed and delivered by the Buyer and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) will be valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

                           5.3 NON-CONTRAVENTION. Except as set forth on
Schedule 5.3, neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, the consummation of the transactions contemplated hereby or thereby nor the performance of this agreement or any other agreement or instrument contemplated hereby in accordance with their respective terms and conditions by the Buyer (a) requires the approval or consent of any governmental body (other than approvals required under the HSR Act) or (b) conflicts with or results in any breach or violation of, results in a material modification of the effect of, otherwise causes the termination of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any certificate of incorporation, by-law, judgment, decree, order, statute, rule, Permit or governmental regulation applicable to the Buyer.

                           5.4 NO BROKER. No broker, finder, agent or similar
intermediary has acted for or on behalf of the Buyer or any affiliate of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Buyer or any of its affiliates; provided, however, that the Buyer has received financial advice from Houlihan Lokey Howard & Zukin ("HLHZ") and that the Buyer will be solely responsible for the fees and expenses of such firm.

                           5.5 ITHACA COMMON STOCK. The issuance of shares of
Ithaca Common Stock to be issued to the Seller pursuant to this Agreement has been duly authorized by the Buyer and, when issued and delivered in accordance with this Agreement, such shares will be validly issued, fully paid and nonassessable. Upon the issuance and delivery of the Ithaca Common Stock, the Seller will have good, marketable and valid title to the Ithaca Common Stock, free and clear of all Liens, security interests, negative pledges, encumbrances, or options, save as expressly set out in this Agreement.

                           5.6 CAPITALIZATION. On the Closing Date, immediately
prior to the closing of the transactions contemplated by this Agreement the authorized capital stock of the Buyer shall consist of 10,000,000 issued and outstanding shares of

Ithaca Common Stock which consist of all of the outstanding Ithaca Common Stock, other than 973,962 shares of Ithaca Common Stock reserved for issuance under the Buyer's 1996 Long Term Incentive Plan and 1997 Stock Option Plan for Non-Employee Directors.

                           5.7 SEC REPORTS. The Buyer has delivered, or is
herewith delivering, to the Seller its (a) Annual Report on Form 10-K for the fiscal year ended February 2, 1997 as filed with the Securities and Exchange Commission ("SEC"), (b) Quarterly Reports on Form 10-Q for the quarters ended May 3, 1997, August 2, 1997, and November 1, 1997, as filed with the SEC, (c) current reports on Form 8- K, as filed with the SEC on August 30, 1997, and (d) all other reports or registration statements filed with the SEC since August 30, 1997. As of their respective dates, such reports and statements did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                           5.8 ABSENCE OF MATERIAL ADVERSE CHANGE. Since
February 2, 1997, except as set forth in the reports referred to in Section 5.7, there has been no material adverse change, and there is no condition, development or contingency of any kind existing which, individually or in the aggregate, would result in a material adverse change, in the business or financial condition of the Buyer.

                  6. COVENANTS AND AGREEMENTS. The parties covenant and agree as follows:

                           6.1 CONDUCT OF BUSINESS. From the date hereof through
the Closing Date, the Seller shall conduct the Business in the ordinary course of business and, without the prior written consent of the Buyer, the Seller shall not undertake any of the actions specified in Section 4.24.

                           6.2 INSURANCE. From the date hereof through the
Closing Date, the Seller shall maintain in force (including necessary renewals thereof) the insurance policies relating to the Business or any of the Assets listed on Sched ule 4.22, except to the extent that they may be replaced with policies appropriate to insure the assets, properties and business of the Business or any of the Assets to the same extent as currently insured.

                           6.3 PRESERVATION OF BUSINESS. From the date hereof
through the Closing Date, the Seller shall preserve the business organization of the Business intact, use its best efforts to keep available the services of the employees and the present consultants and agents of the Business, maintain the present suppliers and customers of the Business and preserve the goodwill of the Business.

                           6.4 LITIGATION. From the date hereof through the
Closing Date, the Seller shall promptly notify the Buyer of any investigations of which the Seller has knowledge or any lawsuits, claims or proceeding that after the date hereof are commenced or, to the knowledge of the Seller, threatened against the Seller or against any officer, director, employee, consultant, agent, stockholder or other representative of the Seller arising out of or relating to the affairs or conduct of the Business or relating to any of the Assets.

                           6.5 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND
WARRANTIES OF THE SELLER. From the date hereof through the Closing Date, the Seller shall not take any action that would result (or omit to take any action if such omission would result) in nonsatisfaction of the condition set forth in
Section 7.1 that all representations and warranties contained in Section 4 shall continue to be true on and as of the Closing Date as if made on and as of the Closing Date and the Seller shall promptly give notice to the Buyer of any event, condition or circumstance occurring from the date hereof through the Closing Date that would cause such representations and warranties to become untrue in any respect or that would constitute a violation or breach of this Agreement.

                           6.6 CORPORATE EXAMINATIONS AND INVESTIGATIONS;
CONFIDENTIALITY. Prior to the Closing Date, the Buyer shall be entitled, through its employees and representatives, including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison, KPMG Peat Marwick LLP and HLHZ to make such investigation of the assets, properties, business and operations of the Seller and such examination of the books, records and financial conditions of the Seller as the Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller shall cooperate fully therein. No investigation by the Buyer shall, however, diminish or obviate in any way any of the representations, warranties, covenants or agreements of

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                                                                              54

the Seller under this Agreement. In order that the Buyer may have full opportunity to make such business, accounting, legal and environmental review, examination or investigation as it deems necessary, the Seller shall furnish or make available to the representatives of the Buyer during such period all such information and copies of such documents concerning the affairs of the Seller as such representatives may reasonably request, and the Seller shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Buyer of all material facts affecting the financial condition and business operations of the Business. In addition, the Seller shall make available to the Buyer and its representa tives full and complete copies of all returns, reports and forms filed by the Seller relating to Taxes for taxable periods for which the statute of limitations for the assess ment of taxes has not expired. Until the Closing, the terms of the Confidentiality Agreements, dated March 3, 1997 and March 4, 1997, respectively, between the Buyer and the Seller (the "CONFIDENTIALITY AGREEMENTS") shall remain in full force and effect. The Confidentiality Agreements shall terminate upon the occurrence of the Closing as to the Assets and the Assumed Liabilities, but shall survive the Closing with respect to the Excluded Assets and the Excluded Liabilities.

                           6.7 OTHER TRANSACTIONS. Prior to the Closing Date,
neither the Seller nor any of its respective representatives shall, directly or indirectly, (a) encourage, initiate or engage in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group,

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                                                                              55

other than the Buyer, concerning or (b) consummate, any sale of all or any material part of the Assets or the Business, any merger or consolidation of the Seller with or into any other entity or any other transaction effecting a change in control of the Seller or otherwise involving all or any material part of the Business or any of the Assets, except for discussions and negotiations with respect to consents necessary to the transactions contemplated hereby and except for any sales of any of the Assets in the ordinary course of the Seller's business. If any third party contacts the Seller or any of its affiliates with any proposal or expression of interest concerning any such transaction, the Seller promptly shall notify the Buyer of the identity of such third party and the nature and terms, if any, of such proposal or expression of interest.

                           6.8 PREMERGER NOTIFICATION. Unless previously filed,
within 5 days after the execution and delivery of this Agreement, the Seller and the Buyer shall file (or shall cause their respective "ultimate parent entities" under the HSR Act to file) with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated by this Agreement under the HSR Act and shall take or cause to be taken all actions and shall do or cause to be done all things necessary, proper or advisable to obtain prompt termination of the waiting period under the HSR Act.

                           6.9 THIRD PARTY CONSENTS. Prior to the Closing Date,
the Seller, at its sole expense, shall obtain all consents, permits and approvals from parties to any contracts or other agreements with the Seller that relate to the Business or any of the Assets, and from governmental and regulatory authorities, that may be

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                                                                              56

required in connection with the performance by the Seller of its obligations under this Agreement, the continuance of such contracts or other agreements after the Closing, the assignment of such contracts or other agreements to the Buyer and the continued validity and effectiveness of all Permits after the Closing. All such consents shall be in writing and executed counterparts thereof shall be delivered to the Buyer at or prior to the Closing. The Seller shall not agree to any modification of any contract, agreement or Permit in the course of obtaining any such consent.

                           In the event any such consent or approval is not
obtained and the Buyer chooses to waive, in part, this Section 6.9 on or prior to the Closing Date, the Seller shall assist the Buyer in obtaining any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by the Seller as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained.

                           6.10 ENVIRONMENTAL TRANSFER LAWS. The Seller
represents and warrants to the Buyer that no Environmental Laws require the submission of notice to the Buyer to any government authority in connection with the transfer of title to the Asset and to the Business, except for Environmental Laws concerning the

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                                                                              57

transfer or modification of permits, licenses or authorizations issued pursuant to Environmental Laws.

                           6.11 TITLE REPORT AND SURVEY. Within ten (10) days
after the date hereof, the Seller shall deliver to the Buyer's counsel copies of all existing title policies and surveys with respect to the Real Property.

                           6.12 CHANGE AND USE OF THE SELLER'S NAME. On or
before the Closing Date, the Seller shall take or cause to be taken such action as may be required to change the corporate name of the Seller and each of its Subsidiaries to a name that is not the same as, or confusingly similar to, the Seller's or such Subsidiary's current corporate name or the other names or marks of the Seller trans ferred to the Buyer hereunder, and promptly thereafter the Seller shall deliver to the Buyer evidence that whatever filings are necessary in those jurisdictions, if any, in which the Seller or any of its Subsidiaries is licensed or qualified to do business to effect such name change have been made.

                           6.13 EMPLOYMENT STATUS.

                                    (a) At the Closing, the Buyer shall offer
employment to such of Sellers' employees as Buyer shall determine in its sole discretion.

                                    (b) As soon as practicable following the
Closing Date, the Seller shall cause the Glendale Hosiery Company Retirement Savings Plan (the "401(k) Plan") to transfer to a plan sponsored or to be established by the Buyer all assets under such plan and liabilities for benefit payments with respect to any participant who, immediately after the Closing, is employed by the Buyer. The Seller

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                                                                              58

shall, prior to such transfer, contribute to the 401(k) Plan all amounts required to be contributed to the 401(k) Plan on account of the period through the Closing Date. The Buyer represents and covenants that the transferee plan
(i) is or will be a qualified plan and (ii) will preserve all accrued benefits to the extent as required by section 411(d)(6) of the Code.

                                    (c) The Buyer shall be solely responsible
for any severance or termination pay due on account of the termination of employment of the Seller's employees on or after the Closing Date, either because they are not offered employment by the Buyer or for any other reason other than their refusal to accept employment on substantially the same terms and conditions as in effect at the time of Closing. The Seller shall be solely responsible for any severance or termination pay due on account of the termination of employment of any of the Seller's employees prior to the Closing Date.

                           6.14 EMPLOYMENT AND BONUS PLAN. The Buyer agrees to
enter into, simultaneously with the Closing, the Employment Agreements substantially in the form of Exhibit B-1, B-2 and B-3 (collectively, the "EMPLOYMENT AGREEMENTS") and the Bonus Plan substantially in the form Exhibit C (the "BONUS PLAN").

                  7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 7.3) may be waived by it:

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                                                                              59

                           7.1 REPRESENTATIONS AND COVENANTS OF THE SELLER. The
representations and warranties of the Seller contained in this Agreement shall be true in all material respects, except where qualified by materiality, then true according to their terms, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller and its affiliates shall have performed and complied with all covenants or agreements required by this Agreement to be performed or complied with by the Seller or its affiliates on or prior to the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by a senior executive officer of the Seller, to the foregoing effect and stating that all conditions to the Buyer's obligations hereunder have been satisfied.

                           7.2 ASSUMPTION BY SHAREHOLDERS. Each of the
shareholders of the Seller who, as of the Closing Date, owns 10% or more of the outstanding capital stock of the Seller have entered into a written agreement in the form of Exhibit D with the Seller and the Buyer (the "ASSUMPTION AGREEMENT") to assume the warranties and representations made by the Seller in this Agreement and to assume the covenants of indemnification contained in Sections 9.3, 11 and 12 and competition contained in Section 9.8, made by the Seller to the Buyer in this Agreement.

                           7.3 HART-SCOTT-RODINO. The waiting period specified
in the HSR Act, including any extensions thereof, shall have expired or been terminated.

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                                                                              60

                           7.4 GOVERNMENTAL PERMITS AND APPROVALS. All Permits
and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

                           7.5 CONSENTS. All consents, permits and approvals
from the Seller's board of directors, lenders, parties to any contracts, leases or other agreements of the Seller, and from governmental and regulatory authorities, that may be required in connection with (a) the performance by the Seller of its obligations under this Agreement, (b) the assignment of each of the contracts and agreements listed on Schedule 1.1(c), the Real Property Leases and the Space Leases and (c) the continued validity and effectiveness of the Permits after the Closing shall have been obtained and no modification to any such contract, agreement or Permit shall have been made in connection with the obtaining of such consents. All consents and approvals from the Buyer's board of directors and lenders shall have been obtained.

                           7.6 NO MATERIAL ADVERSE CHANGE. Since the Audited
Balance Sheet Date, there shall have been no material adverse change in the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Seller, the Business or any of the Assets, and the Seller shall not know of any such change that is threatened, nor shall there have been any damage, destruction or loss materially adversely affecting the Business or any of the Assets, whether or not covered by insurance.

                           7.7 LITIGATION. No action, suit or proceeding shall
have been instituted or, to the knowledge of the Seller, threatened by any governmental or

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                                                                              61

regulatory body or any other person before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or that has or may have a material adverse effect on any of the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Business or any of the Assets.

                           7.8 OPINION OF COUNSEL TO THE SELLER. The Buyer shall
have received an opinion substantially in the form attached as Exhibit E of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to the Seller, dated the Closing Date and addressed to the Buyer.

                           7.9 ADDITIONAL CLOSING DOCUMENTS OF THE SELLER. The
Seller shall have executed and delivered to the Buyer the following documents, each dated the Closing Date:

                                    (a) a bill of sale and assignment in the
form of Exhibit F (the "BILL OF SALE AND ASSIGNMENT");

                                    (b) a trademark assignment in the form of
Exhibit G (the "TRADEMARK ASSIGNMENT");

                                    (c) a patent assignment in the form of
Exhibit H (the "PATENT ASSIGNMENT");

                                    (d) an assignment and assumption in the form
of Exhibit I (a "REAL PROPERTY LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT") for each Real Property Lease;

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                                                                              62

                                    (e) a special warranty deed (the "DEED") (or
its equivalent in each applicable state) in proper statutory form for recording for each parcel of Owned Real Property;

                                    (f) such further instruments of sale,
transfer, conveyance, assignment or delivery covering the Assets or any part thereof as the Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets (including the Permits);

                                    (g) any and all real property transfer tax
returns and other similar filings required by law in connection with the transactions contemplated hereby and relating to the Real Property and the Real Property Leases, any part thereof or ownership interest therein, all duly and properly executed and acknowledged by the Seller, together with such filings as shall have been required by law or reasonably requested by the Buyer;

                                    (h) an affidavit of an officer of the Seller
sworn to under penalty of perjury, setting forth the Seller's name, address and Federal tax identification number and stating that the Seller is not a "foreign person" within the meaning of section 1445 of the Code;

                                    (i) a certificate, in form and substance
satisfactory to the Buyer in its reasonable judgment, signed by the secretary of the Seller, certifying that full and complete copies of the following are attached thereto: (i) minutes of the board of directors of the Seller authorizing and approving this Agreement and the transactions contemplated hereby, (ii) copies of the articles of incorporation and

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                                                                              63

by-laws of the Seller as in effect on the date thereof and (iii) such other documents or instruments as the Buyer may reasonably request to carry out the intent and purpose of this Agreement; and

                           7.10 TITLE INSURANCE. The Buyer shall have received,
at its own cost and expense, an owner's extended coverage policy of title insurance with respect to each parcel of Owned Real Property and a leasehold extended coverage policy of title insurance with respect to each parcel of Leased Real Property, in each case issued on the Closing Date. Each such title insurance policy shall be in an amount designated by the Buyer and shall insure the Buyer's ownership of fee title (with respect to the Owned Real Property) or leasehold title (with respect to the Leased Real Property) without any of the Schedule B standard preprinted exceptions (other than taxes not yet due and payable) and free and clear of Title Defects and other exceptions to or exclusions from coverage except those Title Defects listed on Schedules 4.13.1(b) and 4.13.2(b). Each such title insurance policy shall be in form satisfactory to the Buyer.

                           7.11 SURVEY. The Buyer shall have received, at the
Buyer's expense, a current survey of each parcel of Owned Real Property and of each parcel of Leased Real Property, in each case prepared in insurable form in accordance with standards applicable to registered and licensed land surveyors making surveys in the States in which such parcels are located. Each such survey shall be certified to the Buyer and the Title Company and shall be in form satisfactory to the Buyer.

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                                                                              64

                           7.12 ESTOPPEL CERTIFICATES.

                                    (a) The Buyer shall have received, without
expense to it, a current estoppel certificate from the landlord under each Real Property Lease stating (i) that such Real Property Lease is in full force and effect and has not been amended, modified or supplemented other than as set forth on Schedule 4.13.2(a), (ii) that all rent and other sums and charges payable under such Real Property Lease are current and setting forth the date through which such payments have been made, (iii) setting forth the term of such Real Property Lease, (iv) the amount of any tenant security or other similar deposit held by or on behalf of such landlord under such Real Property Lease,
(v) that no notice of default on the part of the Seller or termination notice has been served under such Real Property Lease that remains outstanding, (vi) that to the best of such landlord's knowledge, no uncured default or termination event or condition exists under such Real Property Lease and that no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition and (vii) that the consummation of the transactions provided for herein will not constitute a default under such Real Property Lease or grounds for the termination thereof or for the exercise of any other right or remedy adverse to the interests of the tenant thereunder. Each such estoppel certificate shall otherwise be in form satisfactory to the Buyer.

                                    (b) The Buyer shall have received, without
expense to it, a current estoppel certificate from the Space Tenant under each Space Lease stating

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                                                                              65

(i) that such Space Lease is in full force and effect and has not been amended, modified or supplemented other than as set forth on Schedule 4.13.4, (ii) that all rent and other sums and charges payable under such Space Lease are current and setting forth the date through which such payments have been made, (iii) that no rent or other sum or charge has been paid more than one month in advance, (iv) the amount of any tenant security or other similar deposit made under such Space Lease, (v) that no notice of default or termination under such Space Lease is outstanding, (vi) that to the best of such Space Tenant's knowledge, the landlord under such Space Lease is not in default of any obligations on its part to be performed under such Space Lease, (vii) that no default, event or condition has occurred or exists under such Space Lease that entitles such Space Tenant to terminate such Space Lease and that no event has occurred or condition exists that, with the giving of notice or the lapse of time or both, would entitle such Space Tenant to terminate such Space Lease,
(viii) that, as of the date of such certificate, such Space Tenant has no charge, lien, claim, defense or offset of any kind against the rents or other charges payable by such Space Tenant under such Space Lease or otherwise against the Seller, (ix) that any and all construction and/or alteration work required to be performed by the landlord under such Space Lease has been performed and
(x) that the consummation of the transactions provided for herein will not constitute a default under such Space Lease or grounds for the termination thereof or for the exercise of any other right or remedy adverse to the interests of the Seller as landlord thereunder. Each such estoppel certificate shall otherwise be in form satisfactory to the Buyer.

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                                                                              66

                           7.13 ENVIRONMENTAL AUDIT. An environmental
consultant, selected by the Buyer shall have delivered to the Buyer final written reports of the results of environmental assessments, including evaluation of compliance with Environmental Laws, of the Business and the Assets, which shall be satisfactory in scope and content to the Buyer. The environmental consultant's assessments and reports shall be conducted and prepared at the sole expense of the Buyer.

                           7.14 EMPLOYMENT AGREEMENTS. At Closing, the Buyer and
Brian Slagle, Glenn J. "Buzz" Floyd and Wiley L. Brown, respectively, shall enter into employment agreements substantially in the forms of Exhibit B-1, B-2, and B-3, respectively.

                           7.15 EXISTING LIENS. Prior to the Closing, the Buyer
shall have received copies of Requests for Information (Form UCC-11), or equivalent reports, listing all effective financing statements that name the Seller as debtor and that are filed in any county of North Carolina.

                           7.16 COMPLETION OF FINANCING. The Buyer shall have
completed the financings contemplated by the commitment letters, copies of which have heretofore been delivered to the Seller.

                  8. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER. The obligations of the Seller to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 8.2) may be waived by the Seller.

                           8.1 REPRESENTATIONS AND COVENANTS OF THE BUYER. The
representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by a senior executive officer of the Buyer, to the foregoing effect and stating that all conditions to the Seller's obligations hereunder have been satisfied.

                           8.2 HART-SCOTT-RODINO. The waiting period specified
in the HSR Act, including any extensions thereof, shall have expired or been terminated.

                           8.3 GOVERNMENTAL PERMITS AND APPROVALS. All Permits
and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

                           8.4 LITIGATION. There shall not be in effect any
preliminary or permanent injunction or other order issued by a court or other governmental body or agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated.

                           8.5 OPINION OF COUNSEL TO THE BUYER. The Seller shall
have received an opinion substantially in the form attached hereto as Exhibit J of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Buyer, dated the Closing Date and addressed to the Seller.

                           8.6 ADDITIONAL CLOSING DOCUMENTS OF THE BUYER.

                                    (a) The Buyer shall have executed and
delivered to the Seller the following documents, each dated the Closing Date:

                                          (i) an assumption of liabilities in
the form of Exhibit K (the "ASSUMPTION OF LIABILITIES");

                                          (ii) a Real Property Lease Assignment
and Assumption Agreement for each Real Property Lease;

                                          (iii) a certificate, in form and
substance reasonably satisfactory to the Seller, signed by the secretary of the Buyer, certifying that full and complete copies of the following are attached thereto: (A) resolutions of the board of directors of the Buyer authorizing and approving this Agreement and the transactions contemplated hereby and (B) copies of the certificate of incorporation and by-laws of the Buyer as in effect on the date thereof.

                                    (b) The Buyer shall have executed and
delivered to each of Brian Slagle, Glenn J. "Buzz" Floyd and Wiley L. Brown (1) an executed copy of an employment agreement, substantially in the form of Exhibits B-1, B-2, and B-3, respectively; and (2) a copy of the resolution, certified by the Secretary of the Buyer, authorizing and approving the Bonus Plan.

                  9. POST-CLOSING COVENANTS AND AGREEMENTS.

                           9.1 AUDIT OF SELLER. The Buyer shall at its expense
conduct a Final Audit in accordance with the terms and conditions of Section 3.2(a).

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                                                                              69

                           9.2 EXPENSES OF SALE. Except to the extent otherwise
expressly provided in this Agreement, the parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including, without limitation, all fees, charges, disbursements and expenses of agents, representatives, counsel and accountants. All transfer, documentary, gross receipt, sales and use taxes and similar liabilities, if any, resulting from the sale, assignment, transfer and delivery hereunder of any of the Assets or the Business shall be paid by the Seller.

                           9.3 INDEMNIFICATION OF BROKERAGE. The Buyer, on the
one hand, and the Seller, on the other hand, each agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Buyer or any of its affiliates (other than HLHZ, for whom the Buyer shall be solely responsible), on the one hand, or by the Seller or any of its affiliates, on the other hand, and to bear the cost of legal expenses incurred in defending against any such claim.

                           9.4 BULK SALES LAWS. The Buyer and Seller acknowledge
that this transaction involves a transfer in bulk, and not in the ordinary course of the Seller's business, a major part of the materials, supplies, merchandise or other inventory of the Seller's business and acknowledge that the North Carolina bulk

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                                                                              70

transfer laws are applicable to the transactions contemplated by this Agreement. The Seller agrees promptly and diligently to pay and discharge when due or to contest or litigate all claims of creditors that are asserted against the Buyer by reason of any non-compliance with such laws, except to the extent such claims are Assumed Liabilities.

                           9.5 COLLECTION OF RECEIVABLES. The Seller agrees that
the Buyer shall have the right and authority to collect for its own account or the account of its affiliates all receivables of the Seller that are transferred and assigned to the Buyer as provided herein and the Buyer and its affiliates have the right to endorse with the name of the Seller any checks received on account of any such receivable. The Seller agrees that it will promptly transfer and deliver to the Buyer any cash or other property that the Seller may receive in respect of such receivables.

                           9.6 MAIL. The Seller agrees that at any time and from
time to time after the Closing, the Buyer and the Buyer's affiliates shall have the right and authority to open all mail received by the Business, even if addressed to the Seller, for processing or forwarding to the Seller, as appropriate.

                           9.7 FURTHER ASSURANCES. At any time and from time to
time after the Closing, at the Buyer's request and without further consideration, the Seller shall execute and deliver such further documents, and perform such further acts, as may be necessary in order to effectively transfer and convey the Assets to the Buyer, or to enable the Buyer to properly assume the Assumed Liabilities on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.

                           9.8 NON-COMPETITION COVENANT OF THE SELLER

                                    (a) Non-Compete. For a period of five years
following the Closing Date, the Seller shall not, directly or indirectly, through any subsidiary or otherwise, in the United States or in any foreign country, in any form or manner, (i) engage in the hosiery business, whether for its own account or for the account of any other person; or (ii) become interested in any such person as a partner, stockholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, Seller may own, directly or indirectly, solely as a passive investment, securities of any person which are traded on any national securities exchange if (x) the Seller or any of its affiliates (1) is not a controlling person of, or a member of a group which controls, such person and
(2) does not, directly or indirectly, own 1% or more of any class of securities of such person and (y) such person does not, directly or indirectly, derive 20% or more of its total revenues from activities described in clause (i) above.

                                    (b) Specific Performance. The right and
remedy to have this Section 9.8 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Buyer and that money damages will not provide adequate remedy to the Buyer.

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                                                                              72

                                    (c) Blue-Pencilling. If any court determines
that this Section 9.8, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  9.9 CORPORATE RECORDS. After the Closing Date, the Seller shall not destroy any book, record, report, file, contract or any other document pertaining to the Seller's business during the next six years beginning on the Closing Date, without first giving 30 days prior written notice of the documents intended to be destroyed to the Buyer, and allowing the Buyer to copy, at the Buyer's expense, or to remove and take possession, at the Buyer's expense, of any book, record, report, file, contract or any other document intended to be destroyed. After the Closing Date, the Buyer shall be entitled, through its officers, directors, employees, auditors and other representatives, to full and free access to the books, records, reports, files, contracts and other documents of the Seller, and the Buyer shall also be entitled to make copies, at the Buyer's expense, of any such documents.

                  10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. Notwithstanding any right of the Buyer fully to investigate the affairs of the Seller and the Business and the Assets and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement. All such representations,

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                                                                              73

warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, except that:

                                    (a) any theretofore unasserted General Claim
(as defined in this Section 10) shall expire on the close of business on the day that is the second anniversary of the Closing Date;

                                    (b) any theretofore unasserted Tax/Benefits
Claim (as defined in this Section 10) shall expire when the applicable period under the statute of limitations therefor has expired; and

                                    (c) any theretofore unasserted Covenant
Claim (as defined in this Section 10) and Environmental Claim (as defined in this Section 10) shall expire on the close of business on the day that is the sixth anniversary of the Closing Date.

                  As used in this Agreement, the following terms have the following meanings:

                                          (i) "GENERAL CLAIM" means any claim
arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement or any certificates or schedules delivered by the Seller pursuant hereto; provided that the term General Claim shall not mean or include any Environmental Claim or Tax/ Benefits Claim;

                                          (ii) "ENVIRONMENTAL CLAIM" means any
claim made pursuant to Section 12;

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                                                                              74

                                          (iii) "TAX/BENEFITS CLAIM" means any
claim arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement related to Taxes or any Benefit Plan; and

                                          (iv) "COVENANT CLAIM" means any claim
arising out of or otherwise in respect of any breach of any covenant or agreement of the Seller or the Buyer, as the case may be, contained in this Agreement or any agreement contemplated hereby; provided that the term "Covenant Claim" shall not mean or include any Environmental Claim.

                  11. INDEMNIFICATION.

                           11.1 OBLIGATION OF THE SELLER TO INDEMNIFY. Subject
to the limitations contained in Section 11.4, the Seller shall indemnify, defend and hold harmless the Buyer, its directors, officers, employees, affiliates and assigns (collectively, the "BUYER INDEMNIFIED PARTIES") and the Business from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties, amounts paid in settlement and reasonable attorneys' fees and disbursements) (collectively, "LOSSES") based upon, arising out of or otherwise in respect of:

                                    (a) any inaccuracy in or any breach of any
representation, warranty, covenant or agreement of the Seller contained in this Agreement or any certificates or schedules delivered by the Seller pursuant hereto or any facts or circumstances constituting such an inaccuracy or breach;

                                    (b) any liability or obligation of, or claim
against, the Seller or any affiliate thereof (excluding the Assumed Liabilities) whether or not such liability or obligation was known at the Closing;

                                    (c) any liability or obligation of, or claim
against, the Seller, any of its Affiliates or all or any portion of the Business or any of the Assets (other than the Assumed Liabilities) (i) relating to any period on or prior to the Closing Date or (ii) arising out of any facts or circumstances existing at or prior to the Closing Date whether or not such liability or obligation was known at the time of Closing;

                                    (d) any failure to comply with any "bulk
sales" laws applicable to the transactions contemplated hereby except to the extent that claims relate to Assumed Liability;

                                    (e) any Excluded Liability;

                                    (f) enforcing Buyer's rights under this
Agreement (including this Article 11 thereof).

                           11.2 OBLIGATION OF THE BUYER TO INDEMNIFY.

                                    (a) The Seller shall be entitled to rely
fully upon the representations, warranties, covenants and agreements of the Buyer contained in this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

                                    (b) The Buyer shall indemnify, defend and
hold harmless the Seller, its shareholders, directors and officers, from and against any

Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or any certificate delivered by the Buyer pursuant hereto or any facts or circumstances constituting such an inaccuracy or breach or (ii) any Assumed Liability or (iii) enforcing Seller's rights under this Agreement.

                           11.3 NOTICE TO INDEMNIFYING PARTY. If either the
Buyer, on the one hand, or the Seller, on the other, as the case may be (the "INDEMNITEE"), has a claim or potential claim or receives notice of any claim or potential claim or the commencement of any action or proceeding that could give rise to an obligation on the part of the Seller, on the one hand, or the Buyer, on the other, as the case may be, to provide indemnification (the "INDEMNIFYING PARTY") pursuant to Section 11.1 or 11.2, the Indemnitee shall give the Indemnifying Party reasonable notice thereof. The omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. If the Indemnifying

Party elects not to compromise or defend such asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may, at the Indemnifying Party's expense, pay, compromise or defend such asserted liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that if the settlement or compromise does not result in any liability to the Indemnified Party or otherwise adversely affect the Indemnified Party, consent to such settlement or com promise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Not withstanding the foregoing, the Indemnitee shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such asserted liability if (a) there are or may be legal defenses available to such Indemnitee or to other Indemnitees that are different from or additional to those available to the Indemnifying Party or (b) in the reasonable opinion of counsel to such Indemnitee, a conflict or potential conflict exists between the Indemnifying Party and such Indemnitee that would make such separate representation advisable.

                           11.4 LIMITATION ON INDEMNIFICATION. The
indemnification provided for in Section 11.1 shall be subject to the following limitations:

                                    (a) The Seller shall not be obligated to
make any payment for indemnification pursuant to Section 11.1 in respect of any General Claim (except those based upon, arising out of or otherwise in respect of Sections 4.1, 4.2, 4.3, 4.5, 4.13.1, and 4.21 (the "BASKET EXCLUSIONS")) until the aggregate amount of such payments, exclusive of those in respect of the Basket Exclusions, exceeds $200,000 (the "BASKET AMOUNT"), whereupon the Seller shall be obligated to pay all such amounts for indemnification in excess of the Basket Amount; provided, however, that solely for determining whether the amount of the Seller's indemnification obligations exceed $200,000 in the aggregate, a breach of the Seller's representations or warranties shall be determined without regard to any limitation or qualification as to materiality set forth in such representation or warranty.

                                    (b) The Buyer shall be entitled to receive
any indemnification payments in respect of the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                                    (c) Other than with respect to Tax/Benefit
Claims, the Seller's maximum liability for indemnification payments under this
Article 11 shall be Five Million Dollars ($5,000,000). The first Three Million Dollars ($3,000,000) of indemnification payment shall be made in cash and the Second Two

Million Dollars ($2,000,000) may at Seller's election be made in Ithaca Common Stock valued at the Market Price Per Share (as defined in Section 3.1(b)) computed as of the date the respective claim for indemnification is made.

                                    (d) In the event that the Indemnifying Party
is obligated to indemnify the Indemnified Party pursuant to this Article 11 or
Article 12 below, the Loss shall be reduced by the amount actually received by the Indemnified Party from its insurance carriers.

                                    (e) From and after the Closing Date, the
remedies provided in Section 9.8, Section 14.13 and Articles 11 and 12 of this Agreement shall be exclusive and neither party shall be entitled to any other remedy at law or in equity.

                  12. INDEMNIFICATION BY THE SELLER FOR ENVIRONMENTAL ACTIONS AND ENVIRONMENTAL COMPLIANCE COSTS.

                           12.1 OBLIGATION OF THE SELLER TO INDEMNIFY.

                                    (a) The Seller shall indemnify, defend and
hold harmless the Buyer Indemnified Parties and the Business from and against
(i) any and all Environmental Actions based upon, arising out of or otherwise in respect of (A) any Release of Hazardous Substances on or prior to the Closing Date or the ownership or operation of the Business or of the Assets on or prior to the Closing Date, (B) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any certificate, schedule, instrument or other document prepared by or on behalf of the Seller and delivered pursuant hereto relating to Environmental Laws or (C) any and all obligations, debts or liabilities of the Seller (other than Assumed Liabilities) relating to Environmental Laws and (ii) any and all Losses based upon, arising out of or otherwise in respect of any such Environmental Action (not including diminution in value of any real property).

                                    (b) The Seller shall indemnify, defend and
hold harmless the Buyer Indemnified Parties and the Business from and against any and all Environmental Compliance Costs based upon, arising out of or otherwise in respect of (i) the condition of the Environment on or prior to the Closing Date on, at or under any real property owned, leased, operated or used by the Seller in connection with the Business, (ii) the Seller's ownership or operation of the Business or the Assets on or prior to the Closing Date, (iii) the condition of the Assets on or prior to the Closing Date, (iv) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any certificate, schedule, instrument or other document prepared by or on behalf of the Seller and delivered pursuant hereto relating to Environmental Laws and (v) any and all obligations, debts or liabilities of the Seller (other than Assumed Liabilities) relating to Environmental Laws.

                                    (c) This Section 12 shall be the Buyer
Indemnified Parties' and the Business's sole source of indemnification or other remedy pursuant to this Agreement with respect to Losses arising pursuant to Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety (with respect to health and safety, to the extent relating to the presence of Hazardous Substances or the exposure of the individuals to Hazardous Substances).

                           12.2 PROCEDURE FOR INDEMNIFICATION FOR ENVIRONMENTAL
LIABILITIES. Claims for indemnification pursuant to this Section 12 shall be subject to the procedural provisions of Section 11.3; provided, however, that the Indemnitee shall have the exclusive right to manage and control all actions resulting in Environmental Compliance Costs with respect to which the Indemnitee has made a claim for indemnification pursuant to Section 12.1(b). The Indemnitee shall keep the Indemnifying Party fully informed of the progress of such actions. The Indemnifying Party shall be obligated to indemnify the Indemnitee for all Environmental Compliance Costs resulting from such actions but only to the extent that such Environmental Compliance Costs are incurred or undertaken in the manner in which a reasonable and prudent person to whom no indemnity was available would incur or undertake such Environmental Compliance Costs, avoiding any material disruption of the Business, taking into account the nature of the Business and the condition of and the operations of the Assets, as well as methods commonly used to minimize environmental liabilities, which include but are not limited to passive remediation to resolve certain releases of Hazardous Substances, regulatory variances, so-called "brownfields" legislation, policies or programs (such as North Carolina's Brownfield Property Reuse Act, 1997 N.C. Sess. Laws 97-0357), and available defenses to regulatory enforcement, provided, however, that it is acknowledged and agreed that such a reasonable and prudent person would in any event comply with at least the minimum requirements of Environmental Laws, and provided, further, that such a reasonable and prudent person shall be assumed to have considered in its evaluation of the appropriate action the possible future costs of leaving Hazardous Substances in the environment, including possible future remedial obligations, diminished property values, limits on the expansion of operations, and personal injury and property damage claims by third parties arising out of the presence of the Hazardous Substances.

                  13. TERMINATION OF AGREEMENT.

                           (a) This Agreement may be terminated prior to the
Closing as follows:

                                          (i) at the election of the Seller, if
any one or more of the conditions set forth in Section 8 has not been fulfilled as of March 31, 1998;

                                          (ii) at the election of the Buyer, if
any one or more of the conditions set forth in Section 7 has not been fulfilled as of March 31, 1998;

                                          (iii) at the election of the Seller or
the Buyer, if the Closing does not occur on or before March 31, 1998;

                                          (iv) at any time on or prior to the
Closing Date, by mutual written consent of the Seller and the Buyer;

                                          (v) at the election of the Seller, if
there has been a material breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement, which breach has not been cured within fifteen (15) Business Days of notice to Buyer of such breach; or

                                          (vi) at the election of the Buyer, if
there has been a material breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement, which breach has not been cured within fifteen (15) Business Days notice to the Seller of such breach.

                                    (b) If this Agreement so terminates, it
shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Sections 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections 9.2, 9.3, 13(c) and 14.2 shall survive any termination of this Agreement.

                                    (c) If this Agreement is terminated the
Buyer and Seller agree that for a period of one year following such termination each will not, directly or indirectly, offer employment to any officer or employee of the other unless such officer or employee has, without any solicitation or encouragement by the other, already terminated his or her employment.

                  14. MISCELLANEOUS.

                           14.1 CERTAIN DEFINITIONS. As used in this Agreement,
the following terms have the following meanings unless the context otherwise requires:

                                    (a) "AFFILIATE," with respect to any person,
means and includes any other person controlling, controlled by or under common control with such person.

                                    (b) "BANK CREDIT AGREEMENT" shall mean the
Amended and Restated Loan Agreement dated April 13, 1993 between the Seller and First Union National Bank (f/k/a/ First Union Bank of North Carolina), as amended by the first amendment thereto dated June 28, 1994, the second amendment thereto dated March 1, 1995, and the third amendment thereto dated July 1, 1995.

                                    (c) "CONTRACTS AND OTHER AGREEMENTS" means
and includes all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrange ments, express or implied.

                                    (d) "DOCUMENT OR OTHER PAPER" means and
includes any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, computer disk, microfiche or other document in electronic format, schedule (including any Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

                                    (e) "ENVIRONMENT" means navigable waters,
waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

                                    (f) "ENVIRONMENTAL ACTION" means any
notification, whether direct or indirect, formal or informal, written or oral, pursuant to Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety (with respect to health and safety, to the extent relating to the presence of Hazardous Substances or the exposure of individuals to Hazardous Substances), that the ownership or operation of the Business or any of the Assets, or any by-product thereof, or any of the current or past operations of the Seller, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Seller, during such ownership, lease, or operation, or the operations or property of any predecessor of the Seller, during such ownership, lease or operation is, or may be implicated in, or subject to any proceeding, action, investigation, claim, lawsuit, order, agreement or evaluation by any governmental authority or any other person.

                                    (g) "ENVIRONMENTAL COMPLIANCE COSTS" means
any expenditures, costs, assessments or expenses (including, without limitation, any expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, charges, disbursements and expenses of attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the Business or any of the Assets to be in compliance with any and all requirements, as in effect at the Closing Date and with respect to which the Buyer reasonably believes the Business or any of the Assets are obligated to comply, of Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety (with respect to health and safety, to the extent relating to the presence of Hazardous Substances or the exposure of individuals to Hazardous Substances), or Permits issued pursuant to Environmental Laws; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of the Business or any of the Assets or the replacement of equipment in the normal course of events due to ordinary wear and tear.

                                    (h) "ENVIRONMENTAL LAWS" means all laws,
ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety (with respect to health and safety to the extent relating to the presence of Hazardous Substances or the exposure of individuals to Hazardous Substances), or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Clean

Air Act, 42 U.S.C. ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. ss.2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and analogous state acts.

                                    (i) "GAAP" means generally accepted
accounting principles then in effect, consistently applied.

                                    (j) "HAZARDOUS SUBSTANCE" means any toxic
waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

                                    (k) "LIEN" means any lien, pledge, mortgage,
security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, or any other encumbrance, restriction or limitation whatsoever.

                                    (l) "PERSON" means any individual,
corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                                    (m) "PROPERTY" means real, personal or mixed
property, tangible or intangible.

                                    (n) "RELEASE" means any release, spill,
emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

                                    (o) "REMEDIAL ACTION" means all actions,
whether voluntary or involuntary, reasonably necessary to comply with Environmental Laws to (i) clean up, remove, treat, cover or in any other way adjust Hazardous Substances in the indoor or outdoor Environment, (ii) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment or
(iii) perform such remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring as may be required by applicable Environmental Laws.

                                    (p) "SELLER'S KNOWLEDGE" means the personal
knowledge of either of Brian Slagle, Wiley L. Brown or Glenn J. "Buzz" Floyd after due inquiry. "DUE INQUIRY" means conducting an appropriate review with suitable employees, consultants and advisors who are reasonably likely to have knowledge of the subject matter.

                           14.2 PUBLICITY. No publicity release or announcement
concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Seller and the Buyer; provided, however, that the parties hereto may, on a confidential basis, advise their respective affiliates, employees, customers, suppliers, agents, accountants, attorneys and prospective financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

                           14.3 NOTICES. Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or overnight courier, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, sent by facsimile or telexed with confirmed answerback or on the next business day when given by overnight courier, as follows:

                           (a)     if to the Buyer, to it at:

                                   Ithaca Industries, Inc.
                                   Highway 268 W.
                                   P.O. Box 620
                                   Wilkesboro, NC  28697
                                   Attention:  Jim D. Waller
                                   Facsimile:  (910) 667-2407

                                   with a copy to:

                                   Paul, Weiss, Rifkind, Wharton & Garrison
                                   1285 Avenue of the Americas
                                   New York, New York  10019-6064
                                   Attention:  Carl L. Reisner, Esq.
                                   Facsimile:  (212) 373-2085

                           (b)     if to the Seller, to it at:

                                   Glendale Hosiery Co.
                                   1200 East 3rd Street
                                   Siler City, NC 27344
                                   Attention:  Brian F. Slagle
                                   Facsimile:  (919) 663-2649
                                   with a copy to:

                                   Kennedy Covington Lobdell & Hickman, L.L.P.
                                   NationsBank Corporate Center
                                   Suite 4200
                                   100 North Tryon Street
                                   Charlotte, NC  28202-4006
                                   Attention:  Clarence W. Walker, Esq.
                                   Facsimile:  (919) 331-7598

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                           14.4 ENTIRE AGREEMENT. This Agreement (including the
Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto.

                           14.5 WAIVERS AND AMENDMENTS. This Agreement may be
amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Seller and the Buyer or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                           14.6 GOVERNING LAW. This Agreement shall be governed
by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

                           14.7 BINDING EFFECT; NO ASSIGNMENT. This Agreement
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and legal representatives. This Agreement is not assignable except by operation of law and except that the Buyer may assign any or all of its rights to any subsidiary, to any successor to all or substantially all of its business or assets or to any bank or other person that may provide financing for the transactions contemplated by this Agreement.

                           14.8 VARIATIONS IN PRONOUNS. All pronouns and any
variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                           14.9 COUNTERPARTS. This Agreement may be executed in
two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                           14.10 EXHIBITS AND SCHEDULES. The Exhibits and
Schedules to this Agreement (but not documents incorporated by reference to such Exhibits and Schedules that are not separately attached hereto as Exhibits or Schedules) are a part of this Agreement as if set forth in full herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                           14.11 HEADINGS. The headings in this Agreement are
for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           14.12 NO THIRD PARTY RIGHTS. Except as otherwise
specifically provided in Sections 11 and 12, nothing in this Agreement, expressed or implied, is intended to confer on any person not a party hereto any rights or remedies by reason of this Agreement.

                           14.13 SPECIFIC PERFORMANCE. The Seller and the Buyer
each acknowledge that the Buyer would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms and therefore agree that the Buyer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   ITHACA INDUSTRIES, INC.

                                   By: /s/ Richard P. Thrush
                                   -------------------------
                                   Name:   Richard P. Thrush
                                   Title:  Senior Vice President and Chief
                                           Financial Officer


                                   GLENDALE HOSIERY CO.

                                   By: /s/ Brian Slagle
                                   --------------------
                                   Name:   Brian Slagle
                                   Title:  President